Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-211276

The information in this prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 16, 2017

Preliminary prospectus supplement

(To prospectus dated November 16, 2017)

Teleflex Incorporated

$500,000,000

    % Senior Notes due 2027

Interest payable May 15 and November 15

Issue price:     %

We are offering $500.0 million in aggregate principal amount of our     % Senior Notes due 2027 (the “notes”). The notes will mature on November 15, 2027. Interest will accrue on the notes from                     , 2017, and the first interest payment date will be May 15, 2018.

At any time prior November 15, 2022, we may, on one or more occasions, redeem all or a part of the notes at 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date plus the applicable “make-whole premium” described under “Description of notes—Optional redemption.” On or after November 15, 2022, we may, on one or more occasions, redeem all or a part of the notes at the applicable redemption prices listed under “Description of notes—Optional redemption.” In addition, at any time prior to November 15, 2020, we may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at the applicable redemption price listed under “Description of notes—Optional redemption.” If we undergo a change of control triggering event (as defined herein), we may be required to offer to repurchase the notes.

The obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, by each of our existing and future wholly-owned domestic subsidiaries that is a guarantor or other obligor under our Credit Agreement (as defined herein) and by certain of our other wholly-owned subsidiaries.

The notes and the guarantees thereof will be our and the guarantors’ general unsecured senior obligations and will rank pari passu in right of payment with all of our and the guarantors’ existing and future senior obligations, and senior in right of payment to any of our and the guarantors’ future subordinated indebtedness. The notes and the guarantees thereof will be effectively subordinated to our and the guarantors’ existing and future secured indebtedness, including all outstanding term loans and revolver borrowings under our Credit Agreement, to the extent of the value of the assets securing such indebtedness. The notes and the guarantees will be structurally subordinated to all existing and future indebtedness and other claims and liabilities, including preferred stock, of our subsidiaries that do not guarantee the notes. See “Description of notes—Note guarantees.”

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in the notes. Investing in the notes involves risks. See “Risk factors” beginning on page S-16 of this prospectus supplement and page 5 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions(2)	Proceeds, before expenses, to Teleflex Incorporated

Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2017.

(2)	We refer you to “Underwriting (conflicts of interest)” beginning on page S-83 of this prospectus supplement for additional information regarding underwriter compensation.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2017.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	PNC Capital Markets LLC

Senior co-managers

Citizens Capital Markets	DNB Markets	HSBC	MUFG	SMBC Nikko	Wells Fargo Securities

Co-managers

Capital One Securities	Citigroup	Fifth Third Securities	US Bancorp	Guggenheim Securities

The date of this prospectus supplement is                     , 2017

Prospectus supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus or any document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus supplement.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

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About this prospectus supplement

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms the “Company”, “we”, “us”, “our” and “Teleflex” refer to Teleflex Incorporated, a Delaware corporation, and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of securities. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Trademarks and trade names

We own or have rights to use various trademarks, trade names and service marks in conjunction with the operation of our business, including, but not limited to: Arrow, Deknatel, Hem-o-lok, Hudson RCI, LMA, Pilling, Rusch, TFX OEM and Weck. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement or the accompanying prospectus may appear without the ®, SM or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

Industry and market data

The industry and market data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

Where you can find more information

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and its exhibits and schedules, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the notes offered hereby, reference is made to the registration statement and to its exhibits. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room as described above. Our SEC filings will also be available to you on the SEC’s website at www.sec.gov. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make our filings available on the investors section of our website (www.teleflex.com) as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Our website and the information contained on or accessible through our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether or not to purchase our securities.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2016 (including the portions of our Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on March 31, 2017 that are incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2017, July 2, 2017 and October 1, 2017;

•

our Current Reports on Form 8-K filed on January 5, 2017, January 20, 2017, February 21, 2017, February 23, 2017 (Item 5.02 only), May 11, 2017, September 5, 2017 (Item 1.01 only), October 2, 2017 and November 16, 2017; and

•	our Current Reports on Form 8-K/A filed on May 4, 2017 and November 16, 2017.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K (including any Form 8-K listed above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Teleflex Incorporated

Attn: Jake Elguicze, Treasurer and Vice President, Investor Relations

550 E. Swedesford Road

Suite 400

Wayne, PA 19087

(610) 225-6800

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements made in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including:

•	changes in business relationships with and purchases by or from major customers or suppliers

•	including delays or cancellations in shipments;

•	demand for and market acceptance of new and existing products;

•	our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations;

•	our ability to effectively execute our restructuring programs;

•	our ability to realize savings resulting from restructuring plans and programs;

•	the impact of healthcare reform legislation and proposals to amend the legislation;

•	changes in Medicare, Medicaid and third-party coverage and reimbursements;

•	competitive market conditions and resulting effects on revenues and pricing;

•	increases in raw material costs that cannot be recovered in product pricing;

•	global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom’s vote to leave the European Union;

•	difficulties entering new markets; and

•	general economic conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operation and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and we undertake no obligation to update or revise any forward-looking statement, except as otherwise specifically stated by us or as required by law or regulation.

Non-GAAP financial measures

We refer to the terms Adjusted EBITDA and Free Cash Flow (as defined in “Summary—Summary financial data”) in various places in this prospectus supplement. These are supplemental financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as Adjusted EBITDA, Free Cash Flow and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•

the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•

the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

Our measurements of Adjusted EBITDA and Free Cash Flow may not be comparable to those of other companies. Please see “Summary—Summary financial data” for a discussion of our use of Adjusted EBITDA and Free Cash Flow in this prospectus supplement, including the reasons that we believe this information is useful to management and to investors and a reconciliation of Adjusted EBITDA and Free Cash Flow to the most closely comparable financial measures calculated in accordance with GAAP.

Summary

This summary highlights selected information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus includes information about the notes we are offering as well as information regarding our business and financial data. You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including the sections entitled “Risk factors” of this prospectus supplement and the accompanying prospectus and the financial statements and related notes incorporated by reference herein, before deciding to invest in the notes.

Our company

We are a global provider of medical technology products that enhance clinical benefits, improve patient and provider safety and reduce total procedural costs. We primarily design, develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We market and sell our products worldwide through a combination of our direct sales force and distributors. Because our products are used in numerous markets and for a variety of procedures, we are not dependent upon any one end-market or procedure. As of October 2, 2017, we manufactured our products at 36 manufacturing sites, with major manufacturing operations located in the Czech Republic, Germany, Malaysia, Mexico and the United States.

We are focused on achieving consistent, sustainable and profitable growth and improving our financial performance by increasing our market share and improving our operating efficiencies through:

•	development of new products and product line extensions;

•	investment in new technologies and broadening their applications;

•	expansion of the use of our products in existing markets and introduction of our products into new geographic markets;

•

achievement of economies of scale as we continue to expand by leveraging our direct sales force and distribution network for new products, as well as increasing efficiencies in our sales and marketing and research and development structures and our manufacturing and distribution facilities; and

•

expansion of our product portfolio through select acquisitions, licensing arrangements and business partnerships that enhance, extend or expedite our development initiatives or our ability to increase our market share. In year-to-date 2017, we completed several acquisitions of businesses that complement and expand our product portfolio, as well as expand our business into new markets. See “—Recent acquisitions.”

Our research and development capabilities, commitment to engineering excellence and focus on low-cost manufacturing enable us to bring cost effective, innovative products to market that improve the safety, efficacy and quality of healthcare. Our research and development initiatives focus on developing these products for both existing and new therapeutic applications, as well as enhancements to, and line extensions of, existing products. We introduced 25 new products and line extensions during 2016, and 20 during year-to-date 2017. Our portfolio of existing products and products under development consists primarily of Class I and Class II devices, most of which require 510(k) clearance by the United States Food and Drug Administration (“FDA”) for

sale in the United States, and some of which are exempt from the requirement to obtain 510(k) clearance. We believe that 510(k) clearance (or 510(k)-exempt status) reduces our research and development costs and risks, and typically results in a shorter timetable for new product introductions as compared to the premarket approval (“PMA”) process that would be required for Class III devices.

Our markets

We generally serve three end-markets: hospitals and healthcare providers, medical device manufacturers and home care. These markets are affected by a number of factors, including demographics, utilization and reimbursement patterns. The following charts depict the percentage of net revenues for the years ended December 31, 2016, 2015 and 2014 derived from each of our end markets.

Our segments

Our reportable segments, other than the Original Equipment Manufacturer and Development Services (“OEM”) segment, design, manufacture and distribute medical devices primarily used in critical care, surgical applications and cardiac care and generally serve two end markets: hospitals and healthcare providers, and home health. The products of these segments are most widely used in the acute care setting for a range of diagnostic and therapeutic procedures and in general and specialty surgical applications. Our OEM segment designs, manufactures and supplies devices and instruments for other medical device manufacturers.

The following charts depict our net revenues by reportable operating segment as a percentage of our net revenues for the years ended December 31, 2016, 2015 and 2014.

Vascular North America.    Our vascular access products facilitate a variety of critical care therapies, including the administration of intravenous medications and other therapies and the measurement of blood pressure and taking of blood samples through a single puncture site. We believe that our vascular product portfolio offers the opportunity to reduce injuries to the healthcare provider, expedite placement of a central venous catheter, reduce patient exposure to x-rays, expedite infusion of medication and reduce the risk of catheter related infection and thrombosis for the patient. Moreover, we believe our products can help hospitals achieve reduced costs, improved quality and patient outcomes and increased satisfaction.

For the nine months ended October 1, 2017, our Vascular North America segment represented $278.3 million, or approximately 18%, of our net revenues from external customers. For the year ended December 31, 2016, our Vascular North America segment represented $350.5 million, or approximately 19%, of our net revenues from external customers.

Anesthesia North America.    Our anesthesia products include airway and pain management products. Our airway management products, marketed under the LMA and Rusch brands, are designed to help eliminate airway related complications and improve procedural efficiencies for patients in surgical, critical care and emergency settings. Our portfolio of pain management products are marketed under the Arrow brand and are designed to provide pain relief during a broad range of surgical and obstetric procedures, thereby helping clinicians better manage each patient’s individual pain while reducing complications and associated costs. Our pain management products include epidural catheters and trays, spinal needles and trays and peripheral nerve block needles, catheters, trays and ambulatory pain pumps.

For the nine months ended October 1, 2017, our Anesthesia North America segment represented $148.1 million, or approximately 10%, of our net revenues from external customers. For the year ended December 31, 2016, our Anesthesia North America segment represented $198.8 million, or approximately 11%, of our net revenues from external customers.

Surgical North America.    Our surgical products, which consist of both single-use and reusable products, include: ligation and closure products, including appliers, clips and sutures used in a variety of surgical procedures; access ports used in minimally invasive surgical procedures, including robotic surgery; fluid management products used for chest drainage; and a microlaparoscopic product line, designed to enhance surgeons’ ability to perform scarless surgery while producing better patient outcomes. Our surgical products also include reusable hand-held instruments for general and specialty surgical procedures. We market our surgical products under the Percuvance, Mini-Lap, Deknatel, Pilling, Kmedic and Weck brand names.

Hem-o-lok, a significant part of the Weck portfolio, is a unique locking polymer ligation clip that combines the security of a suture with the speed of a metal clip for open and laparoscopic surgery. Hem-o-lok clips have special applications in robotic, laparoscopic and cardiovascular surgery.

For the nine months ended October 1, 2017, our Surgical North America segment represented $131.5 million, or approximately 8%, of our net revenues from external customers. For the year ended December 31, 2016, our Surgical North America segment represented $172.2 million, or approximately 9%, of our net revenues from external customers.

Europe, the Middle East and Africa (“EMEA”).    Our EMEA segment designs, manufactures and distributes medical devices primarily used in critical care, surgical applications and cardiac care and generally serves hospitals and healthcare providers. The products offered by our EMEA segment are most widely used in the acute care setting for a range of diagnostic and therapeutic procedures and in general and specialty surgical applications, such as urology.

For the nine months ended October 1, 2017, our EMEA segment represented $394.2 million, or approximately 25%, of our net revenues from external customers. For the year ended December 31, 2016, our EMEA segment represented $510.9 million, or approximately 27%, of our net revenues from external customers.

Asia.    Our Asia segment, like our EMEA segment, designs, manufactures and distributes medical devices primarily used in critical care, surgical applications and cardiac care and generally serves hospitals and healthcare providers. The products offered by our Asia segment are most widely used in the acute care setting for a range of diagnostic and therapeutic procedures and in general and specialty surgical applications.

For the nine months ended October 1, 2017, our Asia segment represented $185.3 million, or approximately 12%, of our net revenues from external customers. For the year ended December 31, 2016, our Asia segment represented $249.4 million, or approximately 13%, of our net revenues from external customers.

OEM.    Our OEM segment designs, manufactures and supplies devices and instruments for other medical device manufacturers. Our OEM division, which includes the TFX OEM and Deknatel OEM brands, provides custom-engineered extrusions, diagnostic and interventional catheters, sheath/dilator sets (introducers) and kits, sutures, performance fibers, and bioresorbable resins and fibers. We offer an extensive portfolio of integrated capabilities, including engineering, material selection, regulatory affairs, prototyping, testing and validation, manufacturing, assembly and packing.

For the nine months ended October 1, 2017, our OEM segment represented $137.1 million, or approximately 9% of our net revenues from external customers. For the year ended December 31, 2016, our OEM segment represented $161.0 million, or approximately 9% of our net revenues from external customers.

All other businesses.    Our other operating segments do not meet the threshold for separate disclosure under applicable accounting guidance and are therefore included in the “All other” line item in tabular presentations of segment information. Products offered by these operating segments include single-use interventional cardiology and radiology, respiratory, urology and cardiac care products, as well as capital equipment, which are provided to hospitals and other alternative channels of care. Also included in the “All other” line item is our Latin American business and the Vascular Solutions business, beginning in the first quarter of 2017.

For the nine months ended October 1, 2017, all other businesses represented $276.7 million, or 18% of our net revenues from external customers. For the year ended December 31, 2016, all other businesses represented $225.2 million, or approximately 12% of our net revenues from external customers.

Competitive strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Diversified, global medical technology company.    We are a global provider of medical technology products that enhance clinical benefits, improve patient and provider safety and reduce total procedural costs. We primarily design, develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We market and sell our products worldwide through a combination of our direct sales force and distributors. Because our products are used in numerous markets and for a variety of procedures, we are not dependent upon any one end-market or procedure. We are focused on achieving consistent, sustainable and profitable growth by increasing our market share and improving our operating efficiencies.

Well-positioned to take advantage of favorable industry dynamics.    We believe the medical markets in which we currently participate represent an aggregate addressable market of approximately $30 billion. Growth drivers for our medical markets include favorable market demographics such as the aging population, improving standard of living in emerging markets and increasing overall demand for medical products, technology advancements, increasing awareness of infection prevention and a general demand for a better quality of life. We believe we are well positioned to take advantage of the favorable dynamics in our markets due to the breadth and quality of our portfolio, established global brands, global manufacturing and distribution network, broad customer base and focus on single-use products used in non-elective procedures.

Leading market positions with established global brands.    We believe each of our end-user medical product groups has a leading market position with well established, global brands that are recognized for their consistently high quality and reliability. These brands include Arrow, Deknatel, Hudson RCI, Pilling, Rusch and Weck.

Broad portfolio of non-elective, single-use medical products.    94% of our net revenues for the year ended December 31, 2016 were derived from single-use, disposable products. The majority of our single-use medical devices are used in non-elective procedures which we believe provides us with a portfolio of recurring revenue items with minimal exposure to cyclical activity. In addition, our focus on single-use medical products reduces our overall capital expenditures, improving our cash flow generation. Our capital expenditures for the year ended December 31, 2016 were approximately $53.1 million, or approximately 2.8% of our net revenues for such period.

Diversified customer and supplier base.    We have a diversified customer base and are not dependent on any single customer for a substantial amount of our revenues. For the year ended December 31, 2016, only five customers individually accounted for more than 1% of our net revenues, the largest of which accounted for approximately 8%, and our top ten customers in aggregate accounted for less than 25% of our net revenues. Similarly, materials used in the manufacture of our medical products are purchased from a large number of suppliers in diverse geographic locations. For the year ended December 31, 2016, no supplier accounted for greater than 4% of our raw materials, and our top ten suppliers in aggregate accounted for less than 21% of our raw materials.

Strong cash flow generation and proven history of deleveraging.    We have demonstrated strong Free Cash Flow generation underpinned by the diversity of our revenue sources and our acute focus on cost management. We generated net cash provided by operating activities from continuing operations of $410.6 million and Free Cash Flow of $357.5 million, respectively, during the year ended December 31, 2016. Through our strong Free Cash Flow generation from continuing operations and successful integration of acquisitions, we have a proven track-record of continuing to delever. See “—Summary financial data” for a reconciliation of net cash provided by operating activities from continuing operations to Free Cash Flow.

Experienced management team.    We have a senior management team with extensive experience in the medical industry. Benson F. Smith, our current CEO, has served as our CEO since January 30, 2011 and has been a member of our board of directors since 2005. Mr. Smith has over 40 years of experience in the medical device industry. Upon Mr. Smith’s retirement effective as of December 31, 2017, Liam J. Kelly will serve as our President and CEO, and Mr. Smith will continue to serve as non-executive Chairman of our board of directors. Mr. Kelly is our current President and Chief Operating Officer and has over 25 years of experience in the medical device industry, which included senior level positions with Hill-Rom Holdings, Inc., a medical device company, prior to joining Teleflex in April 2009. Our CFO, Thomas E. Powell, has over 30 years of professional experience, including, as CFO for Tomotherapy Incorporated, a medical device company, prior to joining Teleflex in August

2011. Our senior management team has a proven track record of employing a disciplined portfolio management strategy, including several acquisitions and divestitures, that has enabled Teleflex to deliver consistent, sustainable and profitable growth.

Our strategy

We plan to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are:

Maintain acute focus on research and development.    Our research and development initiatives are focused on developing new, innovative products for existing and new therapeutic applications as well as enhancements to, and line extensions of, existing products. We introduced 25 new products and line extensions during 2016, and 20 during year-to-date 2017. Our portfolio of existing products and products under development consists primarily of Class I and Class II devices, most of which require 510(k) clearance by the United States Food and Drug Administration (“FDA”) for sale in the United States, and some of which are exempt from the requirement to obtain 510(k) clearance. We believe that 510(k) clearance (or 510(k)-exempt status) reduces our research and development costs and risks, and typically results in a shorter timetable for new product introductions as compared to the PMA process that would be required for Class III devices. In addition, from time to time, we augment development efforts through the acquisition of other technologies.

Continue to enhance market leadership positions.    In addition to focusing on research and development and technology, we expect to also enhance our market leadership positions by leveraging our global established brands and distribution network and selectively pursuing acquisitions, licensing and partnership agreements that may provide us with access to new markets for all of our products. We have well-established, global brands across all of our product groups, which we are able to leverage in our efforts to commercialize new products and expand the use of existing products into new geographic markets and therapeutic applications. Our existing global sales force and distribution network allow us to rapidly commercialize new products globally upon obtaining regulatory approvals. We also continually evaluate the composition of the portfolio of our products and businesses to ensure alignment with our overall objectives. We strive to maintain a portfolio of products and businesses that provide consistency of performance, improved profitability and sustainable growth. In furtherance of these objectives, we may identify opportunities to expand our margins through strategic divestitures of existing businesses and product lines that do not meet our financial criteria.

Continue to achieve consistent, sustainable and profitable growth.    We intend to continue to achieve consistent, sustainable and profitable growth by increasing our market share and improving our operating efficiencies. We expect to increase our market share through the development of new products, the expansion of the use of existing products, the introduction of existing products into new geographic markets and the potential broadening of our product portfolio through selected acquisitions, distributor conversions, licensing agreements and partnerships. Our efforts to improve our operating efficiencies include leveraging our direct sales force and distribution network with new products, manufacturing and distribution facility rationalization and achieving economies of scale as we continue to expand.

Recent acquisitions

Vascular Solutions.    On February 17, 2017, we completed the acquisition of Vascular Solutions, Inc. (“Vascular Solutions”) for $975.5 million net of cash acquired. Vascular Solutions is a medical device company that develops and markets clinical products for use in minimally invasive coronary and peripheral vascular procedures. Vascular Solutions’ product offering consists of over 80 devices and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein practices worldwide. Its research and corporate development programs focus in three areas: complex interventions, radial artery catheterization and embolization procedures. The acquisition is expected to meaningfully accelerate the growth of our vascular and interventional access product portfolios by facilitating our further penetration of the coronary and peripheral vascular market, and by generating increased cross-portfolio selling opportunities to both our and Vascular Solutions’ customer bases. We financed the acquisition through a combination of a $750.0 million secured term loan facility and borrowings under our $1.0 billion revolving credit facility, both of which were provided under our amended and restated credit agreement, dated January 20, 2017 (the “Credit Agreement”).

Vascular Solutions had total revenues of $147.2 million and $166.6 million for the years ended December 31, 2015 and 2016, respectively.

Financial information of Vascular Solutions is presented within the “All Other” category in our presentation of segment information beginning from the date of its acquisition in the first quarter of 2017.

NeoTract.    On October 2, 2017, we completed the acquisition of NeoTract, Inc. (“NeoTract”) for a purchase price of $725.0 million in cash, subject to customary purchase price adjustments, as well as additional milestone payments by us of up to $375.0 million in the aggregate, which milestone payments are each subject to certain net sales requirements with respect to sales of certain products. Founded in 2004, NeoTract is a medical device company that has developed and commercialized the FDA-cleared UroLift System. The Urolift System is a novel, minimally invasive technology for treating lower urinary tract symptoms due to benign prostatic hyperplasia, or BPH, which is an age-related male condition that results in a larger than usual prostate that squeezes the urethra. The Urolift permanent implants, delivered during a transurethral outpatient procedure, relieve prostate obstruction and open the urethra directly without cutting, heating or removing prostate tissue. The acquisition is expected to expand our existing product portfolio into the benign prostatic hyperplasia market and enhance NeoTract’s revenue growth by utilizing our international presence and distribution network. We financed the acquisition principally through borrowings under our revolving credit facility.

NeoTract had total revenues of $18.2 million, $50.5 million and $86.6 million for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, respectively.

Teleflex Incorporated is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 550 East Swedesford Road, Suite 400, Wayne, PA 19087, and our telephone number at this location is (610) 225-6800. Our website is www.teleflex.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

Offering summary

The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of notes.”

Issuer	Teleflex Incorporated, a Delaware corporation.

Notes offered	$500.0 million aggregate principal amount of % Senior Notes due 2027.

Maturity	The notes will mature on November 15, 2027.

Interest rate	The notes will bear interest at a rate of % per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest payment dates	May 15 and November 15 of each year, commencing on May 15, 2018.

Guarantees	The obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, by each of our existing and future wholly-owned subsidiaries that is a guarantor or other obligor under our Credit Agreement and by certain of our other wholly-owned subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-guarantor subsidiaries generated approximately 46% of our consolidated net revenue in the year ended December 31, 2016 and held approximately 55% of our consolidated assets as of December 31, 2016.

The guarantees will be automatically and permanently released if the notes are rated investment grade by both Moody’s and S&P and in certain other circumstances. See “Description of notes—Note guarantees.”

Ranking	The notes and the guarantees thereof will be our and the guarantors’ general unsecured senior obligations and will:

•	rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness;

•	rank pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•

be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including outstanding term loans and revolver borrowings under our Credit Agreement, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of the existing and future indebtedness and other claims and liabilities, including preferred stock, of each of our subsidiaries that do not guarantee the notes.

As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), on an as adjusted basis to give effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility:

•

we would have had approximately $2,270.8 million of total indebtedness, including $1,150.0 million of senior unsecured indebtedness (which would have been represented by our 5.25% Senior Notes due 2024 (the “2024 Notes”), our 4.875% Senior Notes due 2026 (the “2026 Notes”) and the notes offered hereby) and no subordinated indebtedness;

•

of our total indebtedness, we would have had approximately $1,120.8 million of secured indebtedness (comprised of $721.0 million of outstanding term loans, $349.8 million of borrowings outstanding under our revolving credit facility and $50.0 million of indebtedness under our accounts receivable securitization facility) to which the notes would have been effectively subordinated;

•	we would have had additional borrowing capacity under our revolving credit facility, after taking into account the limitations under the covenants thereunder, of $648.0 million; and

•	our non-guarantor subsidiaries would have had $262.2 million of our consolidated liabilities, all of which would have been structurally senior to the notes.

Optional redemption	At any time on or after November 15, 2022, we may redeem all or a part of the notes at the redemption prices set forth under “Description of notes—Optional redemption,” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to November 15, 2022, we may, on one or more occasions, redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time prior to November 15, 2020, we may also redeem up to 40% of the aggregate principal amount of the notes, using the net cash proceeds of certain qualified equity offerings, at a redemption price equal to % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

See “Description of notes—Optional redemption.”

Change of control	If we experience certain change of control events coupled with a downgrade in the ratings of the notes (“change of control triggering event”), we must offer to repurchase the notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of notes—Change of control.”

We may not have sufficient funds available at the time of any change of control triggering event to make any required debt repayment (including repurchases of the notes). See “Risk factors—Risks related to our indebtedness and this offering—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Certain covenants	The indenture governing the notes will contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries to:

•	create certain liens;

•	enter into sale lease back transactions; and

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to important exceptions and limitations, which are described under “Description of notes—Certain covenants.”

Events of default	Except as described under “Description of notes—Events of default and remedies,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $491.2 million, after deducting the underwriters’ discount and offering expenses payable by us.

We intend to use such net proceeds to repay approximately $491.2 million of borrowings under our revolving credit facility.

Absence of a public market for the notes	The notes will be new securities for which there is currently no market. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by certain of the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

Listing	We do not intend to apply for listing of the notes on any securities exchange.

United States federal income and estate tax consequences	For certain United States federal income and estate tax consequences of the holding and disposition of the notes, see “Certain United States federal income and estate tax consequences to non-United States holders.”

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC, in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants.

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Conflicts of interest	Because affiliates of each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Citizens Capital Markets, Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. are each lenders under our revolving credit facility and will each receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our revolving credit facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Citizens Capital Markets, Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. are each deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Guggenheim Securities, LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Guggenheim Securities, LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Guggenheim Securities, LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (conflicts of interest)—Conflicts of interest.”

Risk factors	Investing in the notes involves substantial risks. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk factors” in this prospectus supplement and the accompanying prospectus for risks involved with an investment in the notes.

Summary financial data

The summary financial data presented for the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 has been derived from our audited financial statements incorporated by reference herein. This summary should be read together with our financial statements and the accompanying notes to those statements incorporated by reference herein.

The summary financial data presented for the nine months ended October 1, 2017 and September 25, 2016 and as of October 1, 2017 and September 25, 2016 has been derived from our unaudited financial statements incorporated by reference herein and has been prepared on the same basis as our audited financial statements and, in management’s opinion, includes all adjustments which we consider necessary for a fair presentation of our financial position and results of operations for such periods.

The results of the nine months ended October 1, 2017 are not necessarily indicative of the results to be expected for the year ended December 31, 2017 or any future period.

Financial information of Vascular Solutions is included in our financial information for the nine months ended October 1, 2017 from the date of its acquisition. Financial information for NeoTract will be included in future periods. Certain financial information is presented on a rounded basis, and consequently totals may appear not to sum.

	Years ended December 31,			Nine months ended
(dollars in thousands)	2016	2015	2014	October 1, 2017	September 25, 2016

Statement of Income Data(1):
Net revenues	$1,868,027	$1,809,690	$1,839,832	$1,551,197	$1,354,094
Cost of goods sold	871,827	865,287	897,404	710,126	630,946

Gross profit	996,200	944,403	942,428	841,071	723,148
Selling, general and administrative expenses	563,308	568,982	578,657	486,674	419,128
Research and development expenses	58,579	52,119	61,040	59,299	42,892
Restructuring charges	59,227	7,819	17,869	13,723	12,876
Gain on sale of assets	(4,367)	(408)	—	—	(4,173)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	319,453	315,891	284,862	281,375	252,425
Interest expense	54,941	61,323	65,458	58,884	38,579
Interest income	(474)	(532)	(706)	(616)	(324)
Loss on extinguishments of debt	19,261	10,454	—	5,593	19,261

Income from continuing operations before taxes	245,725	244,646	220,110	217,514	194,909
Taxes on income from continuing operations	8,074	7,838	28,650	19,404	18,134

Income from continuing operations	237,651	236,808	191,460	198,110	176,775
Operating loss from discontinued operations	(922)	(1,730)	(3,407)	(4,597)	(116)
Tax (benefit) on loss from discontinued operations	(1,112)	(10,635)	(698)	(1,675)	(119)

Income (loss) from discontinued operations	190	8,905	(2,709)	(2,922)	3

Net income	237,841	245,713	188,751	195,188	176,778

	Years ended December 31,			Nine months ended
(dollars in thousands)	2016	2015	2014	October 1, 2017	September 25, 2016
Less: Income from continuing operations attributable to noncontrolling interest	464	850	1,072	—	464

Net income attributable to Teleflex Incorporated common shareholders	$237,377	$244,863	$187,679	$195,188	$176,314

Income attributable to Teleflex Incorporated common shareholders from continuing operations, net of tax	$237,187	$235,958	$190,388	$198,110	$176,311

Balance Sheet Data (end of period):
Cash and cash equivalents	$543,789	$338,366	$303,236	$1,017,573	$499,459
Goodwill	1,276,720	1,295,852	1,323,553	1,886,157	1,305,078
Intangible assets, net	1,091,663	1,199,975	1,216,720	1,606,943	1,164,644
Total assets	3,891,213	3,871,774	3,912,431	5,680,733	4,001,669
Total debt	1,033,323	1,059,200	1,058,045	2,250,055	1,031,862
Mezzanine equity	1,824	—	—	—	—
Total equity	2,137,517	2,011,093	1,913,699	2,472,477	2,169,922

Other Financial Data(1):
Net cash provided by (used in):
Operating activities from continuing operations	$410,590	$303,446	$290,241	$319,708	$301,598
Investing activities from continuing operations	(56,974)	(154,848)	(108,137)	(1,058,356)	(40,160)
Financing activities from continuing operations	(118,692)	(85,583)	(287,703)	1,155,399	(97,906)
Capital expenditures	53,135	61,448	67,571	53,977	35,912
Adjusted EBITDA(2)	532,064	452,210	427,099	446,887	371,032
Free cash flow(3)	357,455	241,998	222,670	265,731	265,686

As Adjusted Data(4):
Total indebtedness				$2,270,750
Total secured indebtedness				$1,120,750
Net secured indebtedness(5)				$828,177
Ratio of total indebtedness to Adjusted EBITDA(6)				3.74x
Ratio of net secured indebtedness to Adjusted EBITDA(6)				1.36x

(1)	Amounts exclude the impact of businesses presented in our consolidated financial results as discontinued operations.

(2)	Adjusted EBITDA represents net income before interest expense, provision for income taxes, depreciation and amortization, as further adjusted to exclude unusual items and other adjustments (including the pro forma effect of certain acquisitions) that are required or permitted in determining our ability to engage in certain activities, such as incurring additional debt and making certain payments under the indenture that governs the 2024 Notes and the indenture that governs the 2026 Notes and incurring liens and engaging in certain sale and lease back transactions under the indenture that will govern the notes offered hereby. The amounts presented in this prospectus supplement for Adjusted EBITDA are calculated under the definition of Consolidated EBITDA set forth under “Description of notes—Certain definitions.” The amounts presented in this prospectus supplement for Adjusted EBITDA do not include any amounts related to future cost savings and operating expenses. The amounts presented in this prospectus supplement for Adjusted EBITDA differ from the amounts calculated under the definition of Consolidated EBITDA used in our Credit Agreement as a result of differences in certain adjustments.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items, unusual items that we do not expect to continue at the same level in the future, or other items that we do not believe to be reflective of our ongoing operating performance.

Adjusted EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered a substitute for income from continuing operations, net income or cash flows from operating activities of continuing operations computed in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool. Some of the limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We further believe that our presentation of these GAAP and non-GAAP financial measurements provide information that is useful to investors because they are important indicators of the strength of our operations and the performance of our core business.

A reconciliation of net income to Adjusted EBITDA is provided below:

	Years ended December 31,			Nine months ended
(dollars in thousands)	2016	2015	2014	October 1, 2017	September 25, 2016
Net income	$237,841	$245,713	$188,751	$195,188	$176,778
(Income) loss from discontinued operations, net of tax	(190)	(8,905)	2,709	2,922	(3)

Income (loss) from continuing operations	237,651	236,808	191,460	198,110	176,775
Taxes on income from continuing operations	8,074	7,838	28,650	19,404	18,134
Interest expense	54,941	61,323	65,458	58,884	38,579
Depreciation and amortization	117,906	108,393	111,133	106,366	87,758
Restructuring, restructuring-related charges and asset impairments(a)	74,949	17,705	28,749	26,279	24,244
Non-cash stock based compensation	16,871	14,467	12,227	14,519	12,540
Net gain on sales of businesses and assets	(4,367)	(1,366)	—	—	(4,173)
Foreign currency losses (gains)	2,479	2,418	(1,444)	3,972	1,841
Other non-recurring items(b)(c)	23,560	4,624	(9,134)	19,353	15,334

Adjusted EBITDA(c)	$532,064	$452,210	$427,099	$446,887	$371,032

(a)	Includes employee termination benefits, facility closure and other exit costs, contract termination costs and asset impairments as well as other costs directly related to the restructuring plans including accelerated depreciation, project management and other regulatory costs.

(b)	Includes loss on extinguishments of debt, acquisition costs and other items.

(c)	The year ended December 31, 2016 includes a pro forma adjustment of $12.2 million, representing the Adjusted EBITDA of Vascular Solutions for the three months December 31, 2016. The nine months ended October 1, 2017 includes a pro forma adjustment of $5.2 million, representing the Adjusted EBITDA of Vascular Solutions from January 1, 2017 to the closing of the acquisition of Vascular Solutions on February 17, 2017. We have included these adjustments for the purpose of calculating Adjusted EBITDA for the four fiscal quarters ended October 1, 2017 in each of the ratio of total indebtedness to Adjusted EBITDA and the ratio of net secured indebtedness to Adjusted EBITDA, as further described in footnote (6) below. There can be no assurances that Vascular Solutions would have achieved the same results if we had acquired them at the beginning of each such period.

(3)	Free cash flow is calculated by subtracting capital expenditures from cash provided by operating activities from continuing operations. Free cash flow is considered a non-GAAP financial measure. We use this financial measure for internal managerial purposes, when publicly providing guidance on possible future results, and to evaluate period-to-period comparisons. This financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes that free cash flow is a useful measure to investors because it facilitates an assessment of funds available to satisfy current and future obligations, pay dividends and fund acquisitions. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from the measure. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following is a reconciliation of free cash flow to the most comparable GAAP measure.

	Years ended December 31,			Nine months ended
	2016	2015	2014	October 1, 2017	September 25, 2016
Net cash provided by operating activities from continuing operations	$410,590	$303,446	$290,241	$319,708	$301,598
Less: Capital expenditures	53,135	61,448	67,571	53,977	35,912

Free cash flow	$357,455	$241,998	$222,670	$265,731	$265,686

(4)

Actual debt amounts outstanding as of October 1, 2017 includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017. Total indebtedness and net secured indebtedness are presented on as adjusted basis after giving effect to this offering and the use of proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility.

(5)	Net secured indebtedness refers to total secured indebtedness less cash and cash equivalents.

(6)	Calculated on the basis of Adjusted EBITDA for the four fiscal quarters ended October 1, 2017, which has been derived by subtracting Adjusted EBITDA for the nine months ended September 25, 2016 from the Adjusted EBITDA for the year ended December 31, 2016 and adding the Adjusted EBITDA for the nine months ended October 1, 2017.

Risk factors

An investment in our securities involves various risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks described below as well as other information and data included in, or incorporated by reference into, this prospectus supplement and accompanying prospectus. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes or the trading price of the notes.

Risks related to our business

We face strong competition. Our failure to successfully develop and market new products could adversely affect our business.

The medical device industry is highly competitive. We compete with many domestic and foreign medical device companies ranging from small start-up enterprises that might sell only a single or limited number of competitive products or compete only in a specific market segment, to companies that are larger and more established than us, have a broad range of competitive products, participate in numerous markets and have access to significantly greater financial and marketing resources than we do.

In addition, the medical device industry is characterized by extensive product research and development and rapid technological advances. The future success of our business will depend, in part, on our ability to design and manufacture new competitive products and enhance existing products. Our product development efforts may require us to make substantial investments. There can be no assurance that we will be able to successfully develop new products, enhance existing products or achieve market acceptance of our products due to, among other things, our inability to:

•	identify viable new products;
•	obtain adequate intellectual property protection;
•	gain market acceptance of new products; or
•	successfully obtain regulatory approvals.

In addition, our competitors currently may be developing, or may develop in the future, products that provide better features, clinical outcomes or economic value than those that we currently offer or subsequently develop. Our failure to successfully develop and market new products or enhance existing products could have a material adverse effect on our business, financial condition and results of operations.

Our customers depend on third party coverage and reimbursements and the failure of healthcare programs to provide coverage and reimbursement, or the reduction in reimbursement levels, for our medical products could adversely affect us.

The ability of our customers to obtain coverage and reimbursement for our products is important to our business. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Even when we develop or acquire a promising new product, demand for the product may be limited unless reimbursement approval is obtained from private and government third party payors. Internationally, healthcare reimbursement systems vary significantly. In some countries, medical centers are constrained by fixed budgets, regardless of the volume and nature of their patient treatment. Other countries require application for, and approval of, government or third party reimbursement. Without both favorable coverage determinations by, and the financial support of, government and third party insurers, the market for many of our medical products would be adversely affected.

In this regard, we cannot be sure that third party payors will maintain the current level of coverage and reimbursement to our customers for use of our existing products. Adverse coverage determinations or any reduction in the amount of reimbursement could harm our business by discouraging customers’ selection of our products and reducing the prices they are willing to pay.

In addition, as a result of their purchasing power, third party payors are implementing cost cutting measures such as seeking discounts, price reductions or other incentives from medical products suppliers and imposing limitations on coverage and reimbursement for medical technologies and procedures. These trends could compel us to reduce prices for our products and could cause a decrease in the size of the market or a potential increase in competition that could negatively affect our business, financial condition and results of operations.

We may not be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions, and may experience business disruptions associated with restructuring, facility consolidations, realignment, cost reduction and other strategic initiatives.

Over the past several years we have implemented a number of restructuring, realignment and cost reduction initiatives, including facility consolidations, organizational realignments and reductions in our workforce. While we have realized some efficiencies from these actions, we may not realize the benefits of these initiatives to the extent we anticipated. Further, such benefits may be realized later than expected, and the ongoing difficulties in implementing these measures may be greater than anticipated, which could cause us to incur additional costs or result in business disruptions. In addition, if these measures are not successful or sustainable, we may be compelled to undertake additional restructuring, realignment and cost reduction efforts, which could result in significant additional charges. Moreover, if our restructuring, realignment and cost reduction efforts prove ineffective, our ability to achieve our other strategic and business plan goals may be adversely affected.

In addition, as part of our efforts to increase operating efficiencies, we have implemented a number of initiatives over the past several years to consolidate our enterprise resource planning, or ERP, systems. To date, we have not experienced any significant disruptions to our business or operations in connection with these initiatives. However, as we continue our efforts to further consolidate our ERP systems, we could experience business disruptions, which could adversely affect customer relationships and divert the attention of management away from daily operations. In addition, any delays in the implementation of these initiatives could cause us to incur additional unexpected costs. Should we experience such difficulties, our business, cash flows and results of operations could be adversely affected.

A significant portion of our United States revenues is derived from sales to distributors, and “destocking” activity by these distributors can adversely affect our revenues and results of operations.

A significant portion of our revenues in the United States is derived from sales to distributors, who, in turn, sell our products to hospitals and other health care institutions. From time to time, these distributors may decide to reduce their levels of inventory with regard to certain of our products, which we refer to as “destocking.” A distributor’s decision to reduce inventory levels with respect to our products may be based on a number of factors, such as distributor expectations regarding demand for a particular product, distributor buying decisions (including with respect to competing products), changes in distributor policies regarding the maintenance of inventory levels, economic conditions and other factors. For example, during the third quarter of 2016, we experienced a decline in purchases by our United States distributors that adversely affected our revenues and results of operations. We believe the reduction resulted from the distributors’ expectations of a less severe 2016-2017 flu season, which resulted in reduced levels of purchasing with respect to certain of our products that are used for treatment of hospitalized patients suffering from the flu. Following such instances of reduced purchases, distributors may revert to previous purchasing levels; nevertheless, we cannot assure that distributors will, in fact, increase purchases of our products in this manner. A decline in the level of product purchases by our United States distributors in the future could have a material adverse effect on our revenues and results of operations during a reporting period, and an extended decline in such product purchases could have a longer term material adverse effect.

We are subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance. Our failure to comply with those regulations could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our products are classified as medical devices and are subject to extensive regulation in the United States by the FDA and by comparable government agencies in other countries. The regulations govern, among other things, the development, design, approval, manufacturing, labeling, importing and exporting and sale and marketing of many of our products. Moreover, these regulations are subject to future change.

In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we generally must first receive either 510(k) or de novo clearance or approval of a PMA from the FDA. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device, particularly from the FDA and certain foreign government authorities, can be costly and time consuming, and clearances and approvals might not be granted for new products on a timely basis, if at all. In addition, once a device has been cleared or approved, a new clearance or approval may be required before the device may be modified or its labeling changed. Furthermore, the FDA or a foreign government authority may make its review and clearance or approval process more rigorous, which could require us to generate additional clinical or other data, and expend more time and effort, in obtaining future product clearances or approvals. The regulatory clearance and approval process may result in, among other things, delayed realization of product revenues, substantial additional costs or limitations on indicated uses of products, any one of which could have a material adverse effect on our financial condition and results of operations. Even after a product has received marketing approval or clearance, such product approval or clearance can be withdrawn or limited due to unforeseen problems with the device or issues relating to its application.

Failure to comply with applicable regulations could lead to adverse effects on our business, which could include:

•	partial suspension or total shutdown of manufacturing;
•	product shortages;
•	delays in product manufacturing;
•	warning or untitled letters;
•	fines or civil penalties;
•	delays in obtaining new regulatory clearances or approvals;
•	withdrawal or suspension of required clearances, approvals or licenses;
•	product seizures or recalls;
•	injunctions;
•	criminal prosecution;
•	advisories or other field actions;
•	operating restrictions; and
•	prohibitions against exporting of products to, or importing products from, countries outside the United States.

We could be required to expend significant financial and human resources to remediate failures to comply with applicable regulations and quality assurance guidelines. In addition, civil and criminal penalties, including exclusion under Medicaid or Medicare, could result from regulatory violations. Any one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

Medical devices are cleared or approved for one or more specific intended uses and performance claims must be adequately substantiated. Promoting a device for an off-label use or making misleading or unsubstantiated claims could result in government enforcement action.

Furthermore, our facilities are subject to periodic inspection by the FDA and other federal, state and foreign government authorities, which require manufacturers of medical devices to adhere to certain regulations, including the FDA’s Quality System Regulation, which requires periodic audits, design controls, quality control testing and documentation procedures, as well as complaint evaluations and investigation. In addition, any facilities assembling convenience kits that include drug components and are registered as drug repackaging establishments are also subject to current good manufacturing practices requirements for drugs. The FDA also requires the reporting of certain adverse events and product malfunctions and may require the reporting of recalls or other field safety corrective actions. Issues identified through such inspections and reports may result in FDA enforcement action through any of the actions discussed above. Moreover, issues identified through such inspections and reports may require significant resources to resolve.

We are subject to healthcare fraud and abuse laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

We are subject to healthcare fraud and abuse regulation and enforcement by the federal government and the governments of those states and foreign countries in which we conduct our business. The laws that may affect our ability to operate include:

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the federal healthcare anti-kickback statute, which, among other things, prohibits persons from knowingly and willfully offering or paying remuneration to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid, or soliciting payment for such referrals, purchases, orders and recommendations;

•

federal false claims laws which, among other things, prohibit individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment from the federal government, including Medicare, Medicaid or other third-party payors;

•

the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which prohibits schemes to defraud any healthcare benefit program and false statements relating to healthcare matters; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of these laws or any other government regulations, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment of personnel, any of which could adversely affect our ability to operate our business and our financial results. The risk of our being found to have violated these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Affordable Care Act”), imposed annual reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to physicians or teaching hospitals. Our first report was submitted in 2014, and the reported information was made publicly available in a searchable format in September 2014. In addition, device manufacturers are required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties for each payment, transfer of value or ownership or investment interests not reported in an annual submission, up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”).

In addition, there has been a recent trend of increased federal and state regulation of payments made to healthcare providers. Some states, such as California, Connecticut, Nevada and Massachusetts, mandate implementation of compliance programs that include the tracking and reporting of gifts, compensation for consulting and other services, and other remuneration to healthcare providers. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with the different compliance and/or reporting requirements among a number of jurisdictions increases the possibility that we may inadvertently violate one or more of the requirements, resulting in increased compliance costs that could adversely impact our results of operations.

We may incur material losses and costs as a result of product liability and warranty claims, as well as product recalls, any of which may adversely affect our results of operations and financial condition. Furthermore, our reputation as a medical device company may be damaged if one or more of our products are, or are alleged to be, defective.

Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and marketing of our products. In particular, our medical device products are often used in surgical and intensive care settings for procedures involving seriously ill patients. In addition, many of our products are designed to be implanted in the human body for varying periods of time. Product defects or inadequate disclosure of product-related risks with respect to products we manufacture or sell could result in patient injury or death. In addition, in connection with the divestitures of our former non-medical businesses, we agreed to retain certain liabilities related to those businesses, which include, among other things, liability for products manufactured prior to the date on which we completed the sale of the business. Product liability and warranty claims often involve very large or indeterminate amounts, including punitive damages. The magnitude of potential losses from product liability lawsuits may remain unknown for substantial periods of time, and the related legal defense costs may be significant. We could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may voluntarily participate, or be required by regulatory authorities to participate, in a recall of that product. In the event of a recall, we may lose sales and be exposed to individual or class-action litigation claims. Moreover, negative publicity regarding a quality or safety issue, whether accurate or inaccurate, could harm our reputation, decrease demand for our products, lead to product withdrawals or impair our ability to successfully launch and market our products in the future. Product liability, warranty and recall costs may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The ongoing volatility in the domestic and global financial markets, combined with a continuation of constrained global credit markets could adversely impact our results of operations, financial condition and liquidity.

We are subject to risks arising from adverse changes in general domestic and global economic conditions. The economic slowdown and disruption of credit markets that occurred in recent years led to recessionary conditions and depressed levels of consumer and commercial spending, resulting in reductions, delays or cancellations of purchases of our products and services. Despite some improvements in recent years, economic conditions continue to cause disruption in some financial markets, resulting in, among other things, diminished liquidity and credit availability. We cannot predict the duration or extent of any economic recovery or the extent to which our customers will return to more typical spending behaviors. The continuation of the present broadly applicable economic trends of weak economic growth, constricted credit, public sector austerity measures in response to public budget deficits and foreign currency volatility, particularly with respect to the euro, could have a material adverse effect on our results of operations, financial condition and liquidity.

Additionally, our customers, particularly in Italy, Spain, Portugal and Greece, have extended or delayed payments for products and services already provided, which has increased our focus on collectability with respect to our accounts receivable from these customers. To date, we have not experienced an inordinate amount of payment defaults by our customers, and we have sufficient lending commitments in place to enable us to fund our foreseeable additional operating needs. However, the ongoing uncertainty in the European financial markets, combined with a continuation of constrained European credit markets creates a risk that some of our European customers and suppliers may be unable to access liquidity. As of December 31, 2016 and 2015, our net current and long term trade accounts receivable in Italy, Spain, Portugal and Greece were $51.1 million and $62.3 million, respectively. In 2016, 2015 and 2014, net revenues from these countries were approximately 7%, 7% and 8% of total net revenues, respectively, and average days that accounts receivable from these countries were outstanding were 182, 204 and 223 days, respectively. Although we maintain allowances for doubtful accounts to cover the estimated losses which may occur when customers cannot make their required payments, we cannot assure that we will continue to experience the same loss rate in the future given the volatility in the worldwide economy. If our allowance for doubtful accounts is insufficient to address receivables we ultimately determine are uncollectible, we would be required to incur additional charges, which could materially adversely affect our results of operations. Moreover, our inability to collect outstanding receivables could adversely affect our financial condition and cash flow from operations.

In addition, adverse economic and financial market conditions may result in future impairment charges with respect to our goodwill and other intangible assets, which would not directly affect our liquidity but could have a material adverse effect on our reported financial results.

Our strategic initiatives, including acquisitions, may not produce the intended growth in revenue and operating income.

Our strategic initiatives include making significant investments designed to achieve revenue growth and to enable us to meet or exceed margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected.

In addition, as part of our strategy for growth, we have made, and may continue to make, acquisitions and divestitures and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our joint ventures or strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of acquired operations, technologies, services and products and the diversion of management’s attention from other business concerns. Even if we are successful in completing an acquisition, the products and technologies that we acquire may not be successful or may require significantly greater resources and investments than we anticipated. We could also experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with the acquisition of a company or business, including issues related to internal control over financial reporting, regulatory compliance and short-term effects of increased costs on results of operations. Although our management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will identify all such risks or the magnitude of the risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and expenditures. Future acquisitions may also result in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered in connection with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

Health care reform may have a material adverse effect on our industry and our business.

Political, economic and regulatory developments have effected fundamental changes in the healthcare industry. The Affordable Care Act substantially changed the way health care is financed by both government and private insurers. It also encourages improvements in the quality of health care products and services and significantly impacts the United States pharmaceutical and medical device industries. Among other things, the Affordable Care Act:

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established a 2.3% excise tax on sales of medical devices with respect to any entity that manufactures or imports specified medical devices offered for sale in the United States, although this tax has been suspended for 2016 and 2017 as a result of the enactment of the Consolidated Appropriations Act of 2016;

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

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implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models; and

•	created an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

In 2015 and 2014, we recorded expenses of $10.2 million and $12.7 million, respectively, with respect to the medical device excise tax. While the excise tax has been suspended in 2016 and 2017, unless the suspension is extended, we will again be subject to the excise tax in 2018. We cannot predict at this time the full impact of the Affordable Care Act or other healthcare reform measures that may be adopted in the future on our financial condition, results of operations and cash flows. In this regard, President Trump and several congressional leaders have expressed an intention to repeal the Affordable Care Act and adopt legislation to replace that act, although more recent statements by President Trump and several members of Congress indicate that some time may elapse before any legislative action with respect to the Affordable Care Act is effected. Therefore, the continued viability of, or the nature of any modification of, or legislative substitution for, the Affordable Care Act is highly uncertain, and we cannot predict the effect that any of these events would have on our financial condition, results of operations or cash flows.

We are subject to risks associated with our non-United States operations.

We have significant manufacturing and distribution facilities, research and development facilities, sales personnel and customer support operations in a number of countries outside the United States, including Belgium, the Czech Republic, Germany, Ireland, Malaysia and Mexico. In addition, a significant portion of our non-United States revenues are derived from sales to third party distributors. As of December 31, 2016, 77% of our full-time and temporary employees were employed in countries outside of the United States. As of December 31, 2016 and 2015, approximately 45% and 43%, respectively, of our net property, plant and equipment was located outside the United States. In addition, for the years ended December 31, 2016, 2015 and 2014 approximately 46%, 47% and 50%, respectively, of our net revenues (based on the Teleflex entity generating the sale) were derived from operations outside the United States.

Our international operations are subject to risks inherent in doing business outside the United States, including:

•	exchange controls, currency restrictions and fluctuations in currency values;

•	trade protection measures;

•	potentially costly and burdensome import or export requirements;

•	laws and business practices that favor local companies;

•	changes in foreign medical reimbursement policies and procedures;

•	subsidies or increased access to capital for firms that currently are or may emerge as competitors in countries in which we have operations;

•	substantial foreign tax liabilities, including potentially negative consequences resulting from changes in tax laws;

•	restrictions and taxes related to the repatriation of foreign earnings;

•	differing labor regulations;

•	additional United States and foreign government controls or regulations;

•	difficulties in the protection of intellectual property; and

•	unsettled political and economic conditions and possible terrorist attacks against American interests.

In addition, the United States Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws in non-United States jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-United States officials for the purpose of obtaining or retaining business. The FCPA also imposes accounting standards and requirements on publicly traded United States corporations and their foreign affiliates, which, among other things, are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments to government officials, and to prevent the establishment of “off the books” slush funds from which such improper payments can be made. Because of the predominance of government-sponsored health care systems around the world, many of our customer relationships outside of the United States are with government entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. However, we operate in many parts of the world that have experienced government corruption to some degree. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and compliance programs and internal control policies and procedures, we may not always prevent reckless or criminal acts by our employees, distributors or other agents. In addition, we may be exposed to liability due to pre-acquisition conduct of employees, distributors or other agents of businesses or operations we acquire. Violations of anti-bribery laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and have a material adverse effect on our business, financial condition, results of operations and cash flows. We also could be subject to severe penalties and other adverse consequences, including criminal and civil penalties, disgorgement, substantial expenditures related to further enhancements to our procedures, policies and controls, personnel changes and other remedial actions.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as other laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. While we train our employees and contractually obligate our distributors to comply with these regulations, we cannot assure that a violation will not occur, whether knowingly or inadvertently. Failure to comply with these rules and regulations may result in substantial civil and criminal penalties, including fines and the disgorgement of profits, the imposition of a court-appointed monitor, the denial of export privileges and debarment from participation in United States government contracts.

The risks relating to our foreign operations may have a material adverse effect on our international operations or on our business, results of operations, financial condition and cash flows.

Foreign currency exchange rate, commodity price and interest rate fluctuations may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. Products manufactured in, and sold into, foreign markets represent a significant portion of our operations. Our consolidated financial statements reflect translation of financial statements denominated in non-United States currencies to United States dollars, our reporting currency, as well as the foreign currency exchange gains and losses resulting from the remeasurement of assets and liabilities as well as transactions denominated in currencies other than the primary currency of the country in which the entity operates, which we refer to as “non-functional currencies.” A strengthening or weakening of the United States dollar in relation to the foreign currencies of the countries in which we sell or manufacture our products, such as the euro, will affect our United States dollar-reported revenue and income. Although we have entered into forward contracts with several major financial institutions to hedge a portion of our monetary assets and liabilities and projected cash flows denominated in non-functional currencies in order to reduce the effects of currency rate fluctuations, changes in the relative values of currencies may, in some instances, have a significant effect on our results of operations.

Many of our products have significant plastic resin content. We also use quantities of other commodities, such as aluminum and steel. Increases in the prices of these commodities could increase the costs of our products and services. We may not be able to pass on these costs to our customers, particularly with respect to those products we sell under group purchase agreements, which could have a material adverse effect on our results of operations and cash flows.

Increases in interest rates may adversely affect the financial health of our customers and suppliers, thereby adversely affecting their ability to buy our products and supply the components or raw materials we need. In addition, our borrowing costs could be adversely affected if interest rates increase. Any of these events could have a material adverse effect on our financial condition, results of operations and cash flows.

Fluctuations in our effective tax rate and changes to tax laws may adversely affect our results.

As a global company, we are subject to taxation in numerous countries, states and other jurisdictions. Our effective tax rate is derived from a combination of applicable tax rates in the various countries, states and other jurisdictions in which we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of these jurisdictions. Our effective tax rate may, however, differ from the estimated amount due to numerous factors, including a change in the mix of our profitability from country to country and changes in tax laws. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations, which could have an adverse effect on our business, financial condition and results of operations and cash flows.

An interruption in our manufacturing or distribution operations or our supply of raw materials may adversely affect our business.

Many of our key products are manufactured at or distributed from single locations, and the availability of alternate facilities is limited. If operations at one or more of our facilities is suspended due to natural disasters or other events, we may not be able to timely manufacture or distribute one or more of our products at previous levels or at all. Furthermore, our ability to establish replacement facilities or to substitute suppliers may be delayed due to regulations and requirements of the FDA and other regulatory authorities regarding the manufacture of our products. In addition, in the event of delays or cancellations in shipments of raw materials by our suppliers, we may not be able to timely manufacture or supply the affected products at previous levels or at all. The manufacture of our products is highly exacting and complex, due in part to strict regulatory requirements. Problems in the manufacturing process, including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors, could lead to launch delays, product shortages, unanticipated costs, lost revenues and damage to our reputation. A failure to identify and address manufacturing problems prior to the release of products to our customers may also result in quality or safety issues. A reduction or interruption in manufacturing or distribution, or our inability to secure suitable alternative sources of raw materials or components, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our ability to attract, train, develop and retain key employees is important to our success.

Our success depends, in part, on our ability to continue to retain our key personnel, including our executive officers and other members of our senior management team. Our success also depends, in part, on our ability to attract, train, develop and retain other key employees, including research and development, sales, marketing and operations personnel. We may experience difficulties in retaining executives and other employees due to many factors, including:

•	the intense competition for skilled personnel in our industry;
•	fluctuations in global economic and industry conditions;
•	changes in our organizational structure;
•	our restructuring initiatives;
•	competitors’ hiring practices; and
•	the effectiveness of our compensation programs.

Our inability to attract, train, develop and retain such personnel could have an adverse effect on our business, results of operations, financial condition and cash flows.

We depend upon relationships with physicians and other health care professionals.

Research and development for some of our products is dependent on our maintaining strong working relationships with physicians and other healthcare professionals. We rely on these professionals to provide us with considerable knowledge and advice regarding the development and use of our products. Physicians assist us as researchers, product consultants, inventors and public speakers. If we fail to maintain our working relationships with physicians and, as a result, no longer have the benefit of their knowledge and advice, our products may not be developed in a manner that is responsive to the needs and expectations of the professionals who use and support our products, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our technology is important to our success, and our failure to protect our intellectual property rights could put us at a competitive disadvantage.

We rely on the patent, trademark, copyright and trade secret laws of the United States and other countries to protect our proprietary rights. Although we own numerous United States and foreign patents and have submitted numerous patent applications, we cannot be assured that any pending patent applications will issue, or that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged, invalidated or circumvented by third parties. In addition, we rely on confidentiality and non-disclosure agreements with employees and take other measures to protect our know-how and trade secrets. The steps we have taken may not prevent unauthorized use of our technology by competitors or other persons who may copy or otherwise obtain and use these products or technology, particularly in foreign countries where the laws may not protect our proprietary rights to the same extent as in the United States. We cannot assure that current and former employees, contractors and other parties will not breach their confidentiality agreements with us, misappropriate proprietary information, copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Our inability to protect our proprietary technology could adversely affect our business, financial condition, results of operations and cash flows. Moreover, there can be no assurance that others will not independently develop know-how and trade secrets comparable to ours or develop better technology than our own, which could reduce or eliminate any competitive advantage we have developed.

Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of third parties. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in litigation and divert the efforts of our personnel. If we are found liable for infringement, we may be required to enter into licensing agreements (which may not be available on acceptable terms or at all) or to pay damages or cease making or selling certain products. We may need to redesign some of our products or processes to avoid future infringement liability. Any of the foregoing events could be detrimental to our business.

Other pending and future litigation may involve significant costs and adversely affect our business.

We are party to various lawsuits and claims arising in the normal course of business involving, among other things, contracts, intellectual property, import and export regulations, employment and environmental matters. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our financial condition and results of operations. While we do not believe that any litigation in which we are currently engaged would have such an adverse effect, the outcome of litigation, including regulatory matters, is often difficult to predict, and we cannot assure that the outcome of pending or future litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Disruption of critical information systems or material breaches in the security of our systems may adversely affect our business and customer relationships.

We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. We also rely on our technology infrastructure, among other functions, to enable us to interact with customers and suppliers, fulfill orders, generate invoices, collect and make payments, ship products, provide support to customers, fulfill contractual obligations and otherwise conduct business. Our internal information technology systems, as well as those systems maintained by third-party providers, may be subjected to computer viruses or other malicious codes, unauthorized access attempts, and cyber-attacks, any of which could result in data leaks or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyber-attacks are becoming more sophisticated and frequent, and in some cases have caused significant harm. Although we have taken numerous measures to protect our information systems and enhance data security, we cannot assure that these measures will prevent security breaches that could have a significant impact on our business, reputation and financial results. If we fail to monitor, maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to these systems, we could, among other things, lose customers, have difficulty preventing fraud, have disputes with customers, physicians and other health care professionals, be subject to regulatory sanctions or penalties, incur expenses or lose revenues or suffer other adverse consequences. Any of these events could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Regulations related to conflict minerals may increase our costs and adversely affect our business.

In 2012, the SEC promulgated rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding disclosure of the use of tin, tantalum, tungsten and gold, known as “conflict minerals,” included in components of products either manufactured by public companies or for which public companies have contracted to manufacture. These rules require that we undertake due diligence efforts to determine whether such minerals originated from the Democratic Republic of Congo (the “DRC”) or an adjoining country and, if so, whether such minerals helped finance armed conflict in the DRC or an adjoining country. In accordance with applicable regulations, we filed conflict minerals reports in 2014, 2015 and 2016. As discussed in these reports, we have determined that certain of our products contain the specified minerals, and we have undertaken, and continue to undertake, efforts to identify where such minerals originated. We have incurred, and expect to continue to incur, costs associated with complying with these disclosure requirements, including costs related to determining the sources of the specified minerals used in our products. These rules could adversely affect the sourcing, supply and pricing of materials used in our products. Our customers may require that our products be free of conflict minerals, and our revenues and margins may be adversely affected if we are unable to provide assurances to our customers that our products are “DRC conflict free” (generally, the product does not contain conflict minerals originating in the DRC or an adjoining country that directly or indirectly finance or benefit specified armed groups) due to, among other things, our inability to procure conflict free minerals at a reasonable price, or at all. Moreover, we may be adversely affected if we are unable to pass through any increased costs associated with meeting customer demands that we provide products that are DRC conflict free. We also may face reputational challenges if our due diligence efforts do not enable us to verify the origins of all conflict minerals or to determine that any conflict minerals used in products we manufacture or in products manufactured by others for us are DRC conflict-free.

Our operations expose us to the risk of material environmental liabilities.

We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;
•	emissions or discharges of substances into the environment; and
•	the health and safety of our employees.

These laws and regulations are complex, change frequently and have tended to become more stringent over time. We cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances, which may include claims for personal injury or cleanup, will not exceed our estimates or will not adversely affect our financial condition and results of operations.

Our workforce covered by collective bargaining and similar agreements could cause interruptions in our provision of products and services.

As of December 31, 2016, approximately 12% of our employees in the United States and in other countries were covered by union contracts or collective bargaining arrangements. It is likely that a portion of our workforce will remain covered by collective bargaining and similar agreements for the foreseeable future. Strikes or work stoppages could occur that would adversely impact our relationships with our customers and our ability to conduct our business.

Certain provisions of our corporate governing documents and Delaware law could discourage, delay, or prevent a merger or acquisition.

Provisions of our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock. For example, our certificate of incorporation authorizes our board of directors to determine the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion or exchange rights and voting rights, if any, of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. These provisions could have the effect of delaying or deterring a third party from acquiring us even if an acquisition might be in the best interest of our stockholders, and accordingly could reduce the market price of our common stock.

Certain provisions in the indentures governing the 2024 Notes, the 2026 Notes and the notes offered hereby could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a “change of control” as defined in the indentures governing the 2024 Notes and the 2026 Notes or “change of control triggering event” in the indenture governing the notes offered hereby, holders of such notes will have the right to require us to purchase their notes in cash. In such case, and in other cases, our obligations under the 2024 Notes, the 2026 Notes and the notes offered hereby could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, and accordingly could reduce the market price of our common stock.

Risks related to our indebtedness and this offering

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We have and, after this offering, will continue to have a significant amount of indebtedness. As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), on an as adjusted basis after giving effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility:

•

we would have had approximately $2,270.8 million of total indebtedness, including $1,150.0 million of senior unsecured indebtedness (which would have been represented by the 2024 Notes, the 2026 Notes and the notes offered hereby) and no subordinated indebtedness;

•

of our total indebtedness, we would have had approximately $1,120.8 million of secured indebtedness (comprised of $721.0 million of outstanding term loans, $349.8 million of borrowings outstanding under our revolving credit facility and $50.0 million of indebtedness under our accounts receivable securitization facility) to which the notes would have been effectively subordinated;

•	we would have had additional borrowing capacity under our revolving credit facility, after taking into account the limitations under the covenants thereunder, of $648.0 million; and

•	our non-guarantor subsidiaries would have had $262.2 million of our consolidated liabilities, all of which would have been structurally senior to the notes.

Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the notes. It could also have significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our ability to borrow additional funds for such general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities; and

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness.

Certain of our debt agreements impose restrictions on our business, which could prevent us from capitalizing on business opportunities and taking some corporate actions and may adversely affect our ability to respond to changes in our business and manage our operations.

Our Credit Agreement and the indentures governing the 2024 Notes and the 2026 Notes contain covenants that, among other things, impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our and their ability to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;
•	create liens;
•	pay dividends, make investments or make other restricted payments;
•	sell assets;
•	use the proceeds of permitted sales of our assets;
•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets;
•	enter into transactions with our affiliates; and
•	designate subsidiaries as unrestricted.

In addition, our Credit Agreement also contains financial covenants, including covenants requiring maintenance of a consolidated total leverage ratio, a secured leverage ratio and a consolidated interest coverage ratio, calculated in accordance with the terms of the Credit Agreement.

The indenture that will govern the notes offered hereby will contain limited covenants that restrict our ability and the ability of our subsidiaries to, among other things, create certain liens, enter into certain sale and lease-back transactions and consolidate or merge with or into, or sell substantially all of our assets to, another person.

A breach of any covenants under any one or more of these debt agreements could result in a default, which if not cured or waived, could result in the acceleration of all our debts. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

The indenture governing the notes offered hereby contains negative covenants that may have a limited effect.

The indenture that will govern the notes offered hereby will contain limited covenants that restrict our ability and the ability of our subsidiaries to create certain liens, enter into certain sale and lease-back transactions and consolidate or merge with or into, or sell substantially all of our assets to, another person. These limited covenants contain exceptions that allow us and our subsidiaries to incur liens with respect to material assets and additional subsidiary debt. See “Description of notes—Certain covenants.” In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Despite current substantial indebtedness levels, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), on an as adjusted basis after giving effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility, we would have had additional borrowing capacity under our revolving credit facility, after taking into account the limitations under the covenants thereunder, of $648.0 million. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of our other material indebtedness, holders of the notes could declare all amounts outstanding under the notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured indebtedness, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our long term customer contracts may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Term loans and borrowings under our Credit Agreement and our accounts receivable securitization facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all term loans are outstanding and all revolving loans are fully drawn to the extent of borrowing capacity, each quarter point change in interest rates would result in a $4.5 million change in annual interest expense on our variable rate indebtedness. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes. Our ability to generate cash depends on many factors beyond our control. We may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. In addition, the indenture governing the notes offered hereby will allow us to make an unlimited amount of dividends, which may also limit our ability to pay interest or principal on the notes. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness or to fund our other liquidity needs, we may be forced to:

•	refinance all or a portion of our indebtedness on or before it matures;
•	sell assets;
•	reduce or delay capital expenditures; or
•	seek to raise additional capital.

We may not be able to effect any of these actions on commercially reasonable terms or at all. Our ability to refinance our indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our outstanding indebtedness and other factors, including market conditions.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations.

The notes will be effectively subordinated to our indebtedness under our Credit Agreement and any of our other existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The notes will not be secured by any of our or our guarantors’ assets. As a result, the notes and the guarantees of our guarantors will be effectively subordinated to our indebtedness under our Credit Agreement and any of our other existing and future secured indebtedness. As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), on an as adjusted basis after giving effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility:

•

we would have had approximately $1,120.8 million of secured indebtedness (comprised of $721.0 million of outstanding term loans, $349.8 million of borrowings outstanding under our revolving credit facility and $50.0 million of indebtedness under our accounts receivable securitization facility) to which the notes would have been effectively subordinated; and

•	we would have had additional borrowing capacity under our revolving credit facility, after taking into account the limitations under the covenants thereunder, of $648.0 million.

Accordingly, upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, examinership or reorganization of the company or the guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under our Credit Agreement and any other secured indebtedness has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization. Additionally, the indenture governing the notes offered hereby permit us, subject to specified limitations, to incur further secured indebtedness in the future.

We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company. Substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our non-guarantor subsidiaries are obligated to make funds available to us for payment on the notes. In addition, we cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Furthermore, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-guarantor subsidiaries include substantially all of our foreign subsidiaries as well as our captive insurance subsidiaries and securitization subsidiaries. None of our non-guarantor subsidiaries are obligated to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions of other payments. Consequently, claims of holders of the notes will be structurally subordinated to the claims of creditors of these subsidiaries, including trade creditors.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, such subsidiaries will pay the holders of their debt and the trade creditors before they will be able to distribute any of their assets to us.

As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), our non-guarantor subsidiaries had $262.2 million of our consolidated liabilities, all of which would have been structurally senior to the notes. Our non-guarantor subsidiaries generated approximately 46% of our consolidated net revenues in the year ended December 31, 2016 and held approximately 55% of our consolidated assets as of December 31, 2016. For additional information about the division of our consolidated net revenues and assets between our guarantors and our non-guarantor subsidiaries, please refer to Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 23, 2017 incorporated by reference herein, and Note 15 to the interim unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2017 filed on November 2, 2017 incorporated by reference herein.

The guarantees of our guarantors may be released under certain circumstances.

A guarantor will be automatically released from its guarantees under certain circumstances, including if:

•	the guarantor is released from its guarantee of our Credit Agreement;

•	we sell or dispose of all the assets of a subsidiary such that, subject to certain conditions, it ceases to be a subsidiary;

•	we sell capital stock in a subsidiary such that, subject to certain conditions, it ceases to be a subsidiary; or

•

the notes are rated investment grade by both Moody’s and S&P (for the avoidance of doubt, the guarantees will never be reinstated thereafter, even if the credit ratings assigned to the notes later fall below investment grade).

If the guarantees of a subsidiary are released, the noteholders will be structurally subordinated to the claims of creditors of such subsidiary. See “Risk factors—Risks related to our indebtedness and this offering—Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if (i) such guarantor issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (ii) such guarantor received less than the reasonable equivalent or fair consideration in return for incurring the guarantees and, in the case of (ii) only, one of the following is also true of such guarantor at the time thereof:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docked against such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of “insolvency” for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. We cannot be certain what standard a court would apply to determine whether a guarantor of the notes was “insolvent” as of date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a guarantor of the notes was insolvent on that date. Different jurisdictions define “insolvency” differently, however, a guarantor generally would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

As a limited liability company incorporated under the laws of Ireland, Teleflex Urology Limited (“Teleflex Urology”) is subject to Irish insolvency law under which certain categories of preferential debts could be paid in priority to the claims of holders of the notes upon liquidation.

As an Irish incorporated company, Teleflex Urology may be wound up under Irish law. On a liquidation of an Irish company, the claims of those holding certain categories of preferential debts will take priority over the claims of both secured and unsecured creditors; the claims of secured creditors will rank in priority after the claims of those categories of preferential creditors but before the claims of unsecured creditors. Such preferential debts would comprise, among other things, any amounts owed in respect of local rates and certain amounts owed to the Irish Revenue Commissioners for income/corporation/capital gains/property tax, value added tax, employee taxes, social security and pension scheme contributions and remuneration, salary and wages of employees and certain contractors and the expenses of liquidation and examinership (if any).

The holders of the notes would be unsecured creditors of Teleflex Urology and would rank in priority after the claims of preferential creditors and secured creditors, if any, and on a pari passu basis with other unsecured creditors of Teleflex Urology. As a consequence, the holders’ return on their notes may be delayed or reduced and they may suffer a loss on their investment in the event of a default or insolvency of Teleflex Urology.

Section 604 of the Irish Companies Act, 2014 (as amended).

Under Irish company law, a liquidator of Teleflex Urology could apply to court to have set aside certain transactions entered into by Teleflex Urology before the commencement of liquidation. Section 604 of the Irish Companies Act, 2014 (as amended) provides that any conveyance, mortgage, delivery of goods, payment, execution or other act relating to property made or done by or against a company which is unable to pay its debts as they become due, in favor of any creditor or any person on trust for any creditor, within six months of the commencement of a winding up of the company, with a view to giving such creditor (or any surety or guarantor of the debt due to such creditor) a preference over its other creditors shall, if the company is at the time of the commencement of the winding-up unable to pay its debts (taking into account the continent and prospective liabilities), be deemed unfair preference of its creditors and be invalid accordingly. Where the conveyance, mortgage, delivery of goods, payment, execution or other action is in favor of a connected person the six month period is extended to two years. In addition, any such act in favor of a connected person is deemed to be a fraudulent preference and invalid accordingly, unless the contrary is shown.

Section 608 of the Irish Companies Act, 2014 (as amended)

Under section 608 of the Irish Companies Act, 2014 (as amended), if it can be shown on the application of a liquidator, creditor or contributory of a company which is being wound up to the satisfaction of the relevant Irish court that any property of such company was disposed of and the effect of such a disposal was to “perpetrate a fraud” on the company, its creditors or members, the relevant Irish court may, if it deems it just and equitable, order any person who appears to have “use, control or possession” of such property or the proceeds of the sale or development thereof to deliver it or pay a sum in respect of it to the liquidator on such terms as the relevant Irish court sees fit. In deciding whether it is just and equitable to make an order under section 608, the relevant Irish court must have regard to the rights of persons who have bona fide and for value acquired an interest in the property the subject of the application.

Examinership

Examinership is a court procedure available under the Irish Companies Act, 2014 (as amended) to facilitate the survival of Irish companies in financial difficulties. An Irish company which is in financial difficulties, its directors, its shareholders holding, at the date of presentation of the petition, not less than one-tenth of its voting share capital, or a contingent, prospective or actual creditor, are each entitled to petition the relevant Irish court for the appointment of an examiner. During the period of examinership, the relevant company is under court protection and rights of creditors are suspended so that no enforcement action or other legal proceedings can be commenced against such company without the approval of the examiner or the relevant Irish court, as the case may be. Furthermore, the subject company cannot make any payment by way of satisfaction or discharge of the whole or a part of any liability incurred by it before presentation of a petition except in certain strictly defined circumstances.

As per the above the guarantee of the notes by Teleflex Urology may be subject to review under Irish law in the following circumstances:

•

Teleflex Urology, having become the subject of liquidation proceedings within six months (or two years if the guarantee is given in favor of anyone who is, in relation to Teleflex Urology, a connected person) of issuing the guarantee, is made the subject of an application by the liquidator, on behalf of Teleflex Urology, to the Irish courts to void the guarantee on the grounds that the issuance of the guarantee constituted a preference over other creditors at a time when Teleflex Urology was insolvent;

•

if Teleflex Urology were wound up, the Irish courts, on the application of a liquidator or creditor, may, if it can be shown that the guarantee or any payments made thereunder constituted a fraud on Teleflex Urology, order a return of payments made by Teleflex Urology under the guarantee;

•	if the guarantee is challenged on the grounds that there was no corporate benefit to Teleflex Urology in entering into the guarantee; or

•

Teleflex Urology having become insolvent, or deemed likely to become insolvent, is made the subject of court protection under the examinership procedure (as discussed more fully above) and the court approves a scheme for the compromise of debts of Teleflex Urology.

Under the laws of Ireland, a guarantee may only be issued where the entity issuing the guarantee receives sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee may not be able to rely on the authority of the directors of that entity to grant the guarantee and accordingly a court may set aside the guarantee at the request of the entity’s shareholders or a liquidator. In addition, in an insolvency of an Irish company, the claims of certain preferential creditors (including the Irish Revenue Commissioners for certain unpaid taxes) will rank in priority to claims of unsecured creditors. If Teleflex Urology becomes subject to an insolvency proceeding and Teleflex Urology has obligations to creditors that are treated under Irish law as creditors that are senior relative to the holders of the notes, the holders of the notes may suffer losses as a result of their subordinated status during such insolvency proceeding.

If a court voided the guarantee or any payment under the guarantee of the notes as a result of a fraudulent transfer or held it unenforceable for any other reason, the rights of holders of the notes under the guarantee would be undermined and such holders could cease to have any claim against Teleflex Urology under its guarantee of the notes.

Enforceability of U.S. judgments in Ireland

As Teleflex Urology is incorporated under the laws of Ireland and substantially all of its assets may be located outside the United States. Although it has appointed an agent for service of process in the United States, it may not be possible to enforce court judgments obtained in the United States in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions based on those laws.

We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts if the following general requirements are met: (i) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (ii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive.

However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (a) if the judgment is not for a definite sum of money; (b) if the judgment was obtained by fraud; (c) if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (d) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland; or (e) if jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Courts Rules.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest if any, to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes or that restrictions in other debt instruments will not allow such repurchases. We cannot assure that there will be sufficient funds available for us to make any required repurchases of the notes upon a change of control triggering event. In addition, our Credit Agreement and the indentures governing our 2024 Notes and the 2026 Notes may prohibit or limit us from repurchasing any notes as a result of a change of control triggering event. Because the definition of change of control under our Credit Agreement and the indentures governing our 2024 and the 2026 Notes will differ from that under the indenture that governs the notes, there may be a change of control and resulting default under our Credit Agreement and the indentures governing our 2024 and the 2026 Notes at a time when no change of control has occurred under the indenture. See “Description of notes—Change of control.”

Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control triggering event, as defined in the indenture governing the notes offered hereby, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase their notes as a result of a change of control triggering event may be uncertain.

Some significant restructuring transactions that may adversely affect you may not constitute a change of control triggering event, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control triggering event (as defined under “Description of notes—Change of control”), you will have the right, at your option, to require us to repurchase your notes for cash. However, the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. Moreover, even if a change of control occurs, if it is not coupled with a ratings decline, holders will not have the right to have their notes repurchased. Transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a change of control triggering event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

An active trading market for the notes may not develop or be sustained, and the market price for the notes (if any) may be volatile.

The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. Certain of the underwriters of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, such underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $491.2 million, after deducting the underwriters’ discount and offering expenses payable by us.

We intend to use such net proceeds to repay approximately $491.2 million of borrowings under our revolving credit facility.

As of October 1, 2017, we had $841.0 million of borrowings outstanding under our revolving credit facility, which amount includes $725.0 million in borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017. The final scheduled maturity of our borrowings under our revolving credit facility is January 20, 2022, and the borrowings thereunder had an interest rate of 3.24% as of October 1, 2017.

Affiliates of substantially all of the underwriters serve as agents and/or lenders under our revolving credit facility, and will receive a portion of the net proceeds of this offering in connection with the repayment a portion of the outstanding indebtedness under our revolving credit facility. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (conflicts of interest)”.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of October 1, 2017:

•	on an actual basis; and

•	on an adjusted basis after giving effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of borrowings under our revolving credit facility. See “Use of proceeds.”

This table should be read in conjunction with the information set forth under the “Use of proceeds” section and the “Description of other indebtedness” section included in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of October 1, 2017
(Dollars in thousands)	Actual	As adjusted
	(Unaudited)
Cash and cash equivalents(1)	$292,573	$292,573

Current borrowings:
Accounts receivable securitization facility	$50,000	$50,000
Current portion of term loan facility due 2022	27,250	27,250

Total current borrowings	$77,250	$77,250

Long-term borrowings:
Revolving credit facility due 2022(2)	$841,000	$349,750
Term loan facility due 2022	693,750	693,750
5.25% Senior Notes due 2024	250,000	250,000
4.875% Senior Notes due 2026	400,000	400,000
% Senior Notes due 2027 offered hereby	—	500,000

Total long-term borrowings	$2,184,750	$2,193,500
Total indebtedness	$2,262,000	$2,270,750
Total equity	$2,472,477	$2,472,477
Total capitalization	$4,734,477	$4,743,227

(1)	Actual and as adjusted cash and cash equivalents excludes $725.0 million that was borrowed under the revolving credit facility in September 2017 and held as cash on our balance sheet as of October 1, 2017 to fund the NeoTract acquisition that closed on October 2, 2017.

(2)	Actual amount outstanding as of October 1, 2017 includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017. As of October 1, 2017, on an as adjusted basis after giving effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under our revolving credit facility, we would have had additional borrowing capacity under our revolving credit facility, after taking into account the limitations under the covenants thereunder, of $648.0 million.

Ratio of earnings to fixed charges

The following table sets forth our historical and pro forma ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Earnings available for fixed charges consist of pre-tax earnings from continuing operations before income or loss from equity investees, fixed charges, distributed earnings of equity investees and amortization of capitalized interest, reduced by non-controlling interest income or loss. Fixed charges consist of interest expense, amortization of debt discount and expenses and the portion of rental expense estimated to be the equivalent of interest.

	Year ended December 31,						Nine months ended	Pro forma(1)
	2016	2015	2014	2013	2012		October 1, 2017	Nine months ended October 1, 2017	Year ended December 31, 2016
Ratio of earnings to fixed charges	4.7	4.3	3.9	3.6	—	(2)	4.2

(1)	The pro forma ratio of earnings gives effect to this offering and the use of the net proceeds therefrom to repay $491.2 million of outstanding borrowings under the revolving credit facility as if such transactions were completed as of January 1, 2016.

(2)	Due to our loss from continuing operations before taxes for the year ended December 31, 2012, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $166.7 million to achieve a coverage of 1:1.

Description of other indebtedness

Amended and restated senior credit facility

On January 20, 2017, we amended and restated our then-existing senior credit agreement by entering into an Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a five-year revolving credit facility of $1.0 billion and a term loan facility of $750.0 million. The obligations under the Credit Agreement are guaranteed (subject to certain exceptions and limitations) by substantially all of our material domestic subsidiaries and Teleflex Urology Limited and are secured by a lien on substantially all of the assets owned by us and each guarantor. The maturity date of the revolving credit facility under the credit agreement is January 20, 2022 and the term loan facility will mature on February 17, 2022.

At our option, loans under the Credit Agreement bear interest at a rate equal to adjusted LIBOR plus an applicable margin ranging from 1.25% to 2.50% or at an alternate base rate, which is defined as the highest of (i) the publicly announced prime rate of JPMorgan Chase Bank, N.A., the administrative agent under the Credit Agreement, (ii) 0.5% above the federal funds rate and (iii) 1% above adjusted LIBOR for a one month interest period on such day, plus an applicable margin ranging from 0.25% to 1.50%, in each case subject to adjustment based on our consolidated total leverage ratio (generally, the ratio of consolidated total funded indebtedness to consolidated adjusted EBITDA for the four most recent fiscal quarters preceding the date of determination). Overdue loans will bear interest at the rate otherwise applicable to such loans plus 2.00%.

The Credit Agreement contains customary representations and warranties and covenants that, among other things and subject to certain exceptions, qualifications and thresholds, place limitations on us and our subsidiaries regarding our ability, and the ability of our subsidiaries, to incur additional indebtedness, create additional liens, enter into a merger, consolidation or amalgamation, dispose of certain assets, make certain investments or acquisitions, pay dividends on, repurchase or make distributions in respect of capital stock and enter into swap agreements.

We are required to maintain a maximum total consolidated leverage ratio of 4.50 to 1.00 and a maximum consolidated senior secured leverage ratio (generally, consolidated senior secured funded indebtedness on the date of determination to adjusted consolidated EBITDA for the four most recent quarters preceding the date of determination) of 3.50 to 1.00. We are further required to maintain a consolidated interest coverage ratio (generally, consolidated adjusted EBITDA for the four most recent fiscal quarters preceding the date of determination to consolidated interest expense paid in cash for such period) of not less than 3.50 to 1.00.

We capitalized $12.0 million related to transaction fees, including underwriters’ discounts and commissions, incurred in connection with the Credit Agreement. In addition, because our entry into the Credit Agreement was considered a partial extinguishment of the indebtedness under our previously outstanding credit agreement, we recognized a loss on extinguishment of debt of $0.4 million during the first quarter 2017.

The term loan facility and borrowings under the revolving credit facility were used to finance the acquisition of Vascular Solutions. Borrowings under the revolving credit facility were also used to principally finance the acquisition of NeoTract.

As of October 1, 2017, we were in compliance with all terms of our Credit Agreement and we expect to continue to be in compliance with the terms of this agreement, including the leverage ratio and interest coverage ratios, throughout 2017. Notwithstanding these restrictions, we believe that the Credit Agreement provides us with significant flexibility to meet our foreseeable working capital needs. As of October 1, 2017, we had $721.0 million of term loans outstanding. As of October 1, 2017 (which actual amount includes $725.0 million in revolving credit facility borrowings drawn in September 2017 to fund the NeoTract acquisition that closed on October 2, 2017), after giving effect to this offering and the use of the net proceeds therefrom, we would have had $349.8 million of outstanding revolving borrowings and an additional $648.0 million of borrowing capacity, after taking into account the limitations under the covenants thereunder.

4.875% Senior Notes due 2026

On May 16, 2016, we issued $400.0 million of 4.875% Senior Notes due 2026. We pay interest on the 2026 Notes semi-annually on June 1 and December 1, at a rate of 4.875% per year. The 2026 Notes will mature on June 1, 2026, unless earlier redeemed by us at our option, as described below, or purchased by us at the holder’s option under specified circumstances following a change of control or asset sale.

The obligations under the 2026 Notes are guaranteed, jointly and severally, by each of our existing and future subsidiaries that is a guarantor or other obligor under our Credit Agreement and by certain of our other subsidiaries. The guarantees are full and unconditional, subject to certain customary automatic release provisions.

At any time on or after June 1, 2021, we may, on one or more occasions, redeem some or all of the 2026 Notes at a redemption price of 102.438% of the principal amount of the 2026 Notes subject to redemption, declining, in annual increments of 0.813%, to 100% of the principal amount on June 1, 2024, plus accrued and unpaid interest. In addition, at any time prior to June 1, 2021, we may, on one or more occasions, redeem some or all of the 2026 Notes at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus a “make-whole” premium and any accrued and unpaid interest. The “make-whole” premium is the greater of (a) 1.0% of the principal amount of the 2026 Notes subject to redemption or (b) the excess, if any, over the principal amount of the 2026 Notes of the present value, on the redemption date of the sum of (i) the June 1, 2021 optional redemption price plus (ii) all required interest payments on the 2026 Notes through June 1, 2021 (other than accrued and unpaid interest to the redemption date), generally computed using a discount rate equal to the yield to maturity of U.S. Treasury securities with a constant maturity for the period most nearly equal to the period from the redemption date to June 1, 2021, plus 50 basis points.

In addition, at any time prior to June 1, 2019, we may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2026 Notes, using the proceeds of specified types of our equity offerings and subject to specified conditions, at a redemption price equal to 104.875% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest.

The indenture relating to the 2026 Notes contains covenants that, among other things, limit or restrict our ability, and the ability of our subsidiaries, to incur debt, create liens, consolidate, merge or dispose of certain assets, make certain investments, engage in acquisitions, and pay dividends on, repurchase or make distributions in respect of capital stock.

5.25% senior notes due 2024

On May 21, 2014, we issued $250.0 million of 5.25% Senior Notes due 2024. We pay interest on the 2024 Notes semi-annually on June 15 and December 15, at a rate of 5.25% per year. The 2024 Notes will mature on June 15, 2024, unless earlier redeemed by us at our option, as described below, or purchased by us at the holder’s option under specified circumstances following a change of control or asset sale.

The obligations under the 2024 Notes are guaranteed, jointly and severally, by each of our existing and future subsidiaries that is a guarantor or other obligor under our Credit Agreement and by certain of our other subsidiaries. The guarantees are full and unconditional, subject to certain customary automatic release provisions.

At any time on or after June 15, 2019, we may, on one or more occasions, redeem some or all of the 2024 Notes at a redemption price of 102.625% of the principal amount of the 2024 Notes subject to redemption, declining, in annual increments of 0.875%, to 100% of the principal amount on June 15, 2022, plus accrued and unpaid interest. In addition, at any time prior to June 15, 2019, we may, on one or more occasions, redeem some or all of the 2024 Notes at a redemption price equal to 100% of the principal amount of the 2024 Notes redeemed plus a “make-whole” premium and any accrued and unpaid interest. The “make-whole” premium is the greater of (i) 1.0% of the principal amount of the 2024 Notes subject to redemption or (ii) the excess, if any, over the principal amount of the 2024 Notes of the present value, on the redemption date, of the sum of (a) the June 15, 2019 optional redemption price, plus (b) all required interest payments on the 2024 Notes through June 15, 2019 (other than accrued and unpaid interest to the redemption date), generally computed using a discount rate equal to the yield to maturity of U.S. Treasury securities with a constant maturity for the period most nearly equal to the period from the redemption date to June 15, 2019, plus 50 basis points.

In addition, at any time prior to June 15, 2017, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2024 Notes, using the proceeds of specified types of our equity offerings and subject to specified conditions, at a redemption price equal to 105.25% of the principal amount of the 2024 Notes redeemed, plus accrued and unpaid interest.

The indenture relating to the 2024 Notes contains covenants that, among other things, limit or restrict our ability, and the ability of our subsidiaries, to incur debt, create liens, consolidate, merge or dispose of certain assets, make certain investments, engage in acquisitions, and pay dividends on, repurchase or make distributions in respect of capital stock.

On March 30, 2015, we commenced an exchange offer with respect to the 5.25% Senior Notes due 2024 that initially were issued in May 2014 (the “Old 2024 Notes”), under which the holders of the Old 2024 Notes, which were issued in a private placement, were provided an opportunity to exchange the Old 2024 Notes for new notes (the “New 2024 Notes”) issued pursuant to a registration statement under the Securities Act. Other than the absence of registration rights for the holders of the New 2024 Notes, the terms of the New 2024 Notes are essentially identical to the terms of the Old 2024 Notes. The exchange offer was completed on April 24, 2015; all of the holders of the Old 2024 Notes exchanged their Old 2024 Notes for New 2024 Notes.

Other borrowings

In addition, we have an accounts receivable securitization facility under which accounts receivable of certain domestic subsidiaries are sold on a non-recourse basis to a special purpose entity (“SPE”), which is a bankruptcy-remote consolidated subsidiary of ours. Accordingly, the assets of the SPE are not available to satisfy our obligations or the obligations of any of our subsidiaries. The SPE sells undivided interests in those receivables to an asset backed commercial paper conduit for consideration of up to $50.0 million. This facility is utilized from time to time to provide increased flexibility in funding short term working capital requirements. The agreement governing the accounts receivable securitization facility contains certain covenants and termination events. An occurrence of an event of default or a termination event under this facility may give rise to the right of our counterparty to terminate this facility. As of October 1, 2017, we were in compliance with the covenants, and none of the termination events had occurred. As of October 1, 2017, we had $50.0 million of outstanding borrowings under our accounts receivable securitization facility.

Description of notes

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Teleflex” refers only to Teleflex Incorporated and not to any of its Subsidiaries.

Teleflex will issue the notes under an indenture, dated as of May 16, 2016, by and between Teleflex and Wells Fargo Bank, National Association, as trustee. The indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”) The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and the note guarantees

The notes

The notes:

•	will be general unsecured obligations of Teleflex;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of Teleflex, including the 2024 Senior Notes and the 2026 Senior Notes;

•	will be senior in right of payment to all future subordinated Indebtedness of Teleflex;

•

will be effectively subordinated to all existing and future secured Indebtedness of Teleflex (including all outstanding term loans and revolver borrowings under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	will be structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of Teleflex that are not Guarantors; and

•

will be fully and unconditionally guaranteed by the Guarantors on a senior unsecured basis; provided, however, that all of the guarantees will be automatically released if the notes are rated Investment Grade by both Moody’s and S&P.

The note guarantees

The notes and the indenture will initially be guaranteed on a senior unsecured basis by each of Teleflex’s Domestic Subsidiaries that is a Wholly-Owned Subsidiary and that is a guarantor or other obligor under a Credit Facility, certain other Domestic Subsidiaries of Teleflex that are Immaterial Subsidiaries and Teleflex Urology Limited.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•

will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including the obligations under its guarantee of the 2024 Senior Notes and the 2026 Senior Notes;

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•

will be effectively subordinated to all existing and future secured Indebtedness of that Guarantor (including its obligations under any guarantee of, or term loans and revolver borrowings under, the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and other liabilities (including trade payables) before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 46% of our consolidated net revenue in the year ended December 31, 2016, and held approximately 55% of Teleflex’s consolidated assets as of December 31, 2016. See note 17 to our audited consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K filed on February 23, 2017, which is incorporated by reference herein, for additional information about the division of our consolidated revenues and assets between our guarantor and non-guarantor Subsidiaries. For information about the nine months ended October 1, 2017, see note 15 to our interim unaudited consolidated financial statements for the fiscal quarter ended October 1, 2017 included in our Quarterly Report on Form 10-Q filed on November 2, 2017, which is incorporated by reference herein.

The indenture will not limit us or our subsidiaries from incurring additional indebtedness (other than secured Indebtedness) under the indenture, the Credit Facility or any other financing agreement that we may enter in the future.

Principal, maturity and interest

Teleflex will issue $500.0 million in aggregate principal amount of notes in this offering. Teleflex may issue additional notes under the indenture from time to time after this offering. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of Notes” include any additional notes that are actually issued; provided that additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with existing notes for U.S. federal income tax purposes. Teleflex will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on November 15, 2027.

Interest on the notes will accrue at the rate of         % per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2018. Teleflex will make each interest payment to the holders of record as of 5:00 p.m., New York City time, on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Methods of receiving payments on the notes

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by The Depository Trust Company (“DTC”) as the registered holder of the global notes. See “Book-Entry, Delivery and Form.” All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Teleflex elects to direct the paying agent to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. Teleflex may change the paying agent or registrar without prior notice to the holders of the notes, and Teleflex or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The indenture will require holders, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes to the registrar and trustee. Holders will be required to pay all taxes due on transfer. Teleflex will not be required to transfer or exchange any note selected for redemption. Also, Teleflex will not be required to transfer or exchange any note for a period of 15 days before the provision of a notice of redemption of notes to be redeemed.

Note guarantees

Except as provided below, the notes and the indenture will be guaranteed on a senior unsecured basis by each of Teleflex’s Domestic Subsidiaries that is a Wholly-Owned Subsidiary and that is a guarantor or other obligor under a Credit Facility, certain other Domestic Subsidiaries of Teleflex that are Immaterial Subsidiaries and Teleflex Urology Limited. The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risk related to our indebtedness and this offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Teleflex or another Guarantor, unless, immediately after giving effect to such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or Teleflex, (ii) merge with an Affiliate of Teleflex solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of Teleflex and its Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

The Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Teleflex or a Subsidiary of Teleflex;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Teleflex or a Subsidiary of Teleflex, if the Guarantor ceases to be a Subsidiary of Teleflex as a result of the sale or other disposition;

(3)	with respect to any Guarantor that, as of the date of the indenture, is a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, if that Guarantor ceases to be a guarantor or other obligor with respect to any such Indebtedness; provided, however, that if, at any time following such release, that Guarantor subsequently guarantees or otherwise becomes an obligor with respect to any Indebtedness under a Credit Facility, then that Guarantor will be required to provide a Note Guarantee in accordance with the covenant described below under “—Additional Note Guarantees;”

(4)	with respect to any Guarantor that, as of the date of the indenture, is not a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, in accordance with the indenture, to any Subsidiary that is not a Guarantor;

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(6)	on the Fall Away Date.

Any such release and discharge shall occur automatically upon the consummation of any such transaction without any further action required of Teleflex, the applicable Guarantor or the trustee; provided that the trustee shall receive an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

If on any date following the date of the indenture:

(1)	the notes are rated Investment Grade by both Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day (the “Fall Away Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the Note Guarantees of each of the Guarantors will be automatically released and the covenant described below under “Additional Note Guarantees” shall cease to apply to the notes.

There can be no assurance that the notes will ever achieve or maintain an Investment Grade rating. All determinations of the Fall Away Date shall be made by Teleflex and the trustee shall have no obligation to verify that the Fall Away Date has occurred.

Optional redemption

At any time prior to November 15, 2020, Teleflex may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture (including any additional notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to         % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering; provided that:

(1)	at least 60% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Teleflex and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to November 15, 2022, Teleflex may on any one or more occasions redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Teleflex’s option prior to November 15, 2022.

On or after November 15, 2022, Teleflex may on any one or more occasions redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2022	%
2023	%
2024	%
2025 and thereafter	100.000%

Unless Teleflex defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate and in accordance with the applicable procedures of the depositary) unless otherwise required by law or applicable stock exchange or depositary requirements. No notes of $2,000 or less can be redeemed in part.

Notices of redemption will be delivered electronically in portable document format (“pdf”) or mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any notice of any redemption may, at Teleflex’s discretion, be subject to one or more conditions precedent, including, but not limited to, availability of borrowings under any Credit Facility, completion of a sale of common stock or other securities offering or corporate transaction.

Notwithstanding the foregoing, in connection with any tender offer for the notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer and Teleflex or any third party making such tender offer in lieu of Teleflex, purchases all of the notes validly tendered and not withdrawn by such holders, Teleflex or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption; provided, that such redemption price shall not be less than 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

If such notice of redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Teleflex’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (which, for the avoidance of doubt, may be later than 60 days from the date such notice was delivered or mailed), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On the redemption date, interest ceases to accrue on notes or portions of notes redeemed unless Teleflex defaults in paying the applicable redemption price.

Mandatory redemption; open market purchases

Teleflex is not required to make mandatory redemption or sinking fund payments with respect to the notes. Teleflex may at any time and from time acquire notes by tender offer, open market purchases, negotiated transactions or otherwise.

Change of control

If a Change of Control occurs and is accompanied by a Ratings Event (together, a “Change of Control Triggering Event”), each holder of notes will have the right to require Teleflex to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer by Teleflex (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Teleflex will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control Triggering Event, Teleflex will deliver electronically in pdf format or mail a notice to each holder with a copy to the trustee or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered (a “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Teleflex will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the indenture, Teleflex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Teleflex will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by Teleflex.

The paying agent will promptly send to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry in accordance with the applicable procedures of DTC) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Teleflex will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Teleflex to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Teleflex repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Teleflex will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if:

(1)	a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Teleflex and purchases all notes properly tendered and not withdrawn under the Change of Control Offer; provided, however, in the event that such third party terminates, or defaults under, its offer, Teleflex will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event; or

(2)	notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of such Change of Control

Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

To the extent Teleflex is required to offer to repurchase the notes upon the occurrence of a Change of Control, Teleflex may not have sufficient funds to repurchase the notes in cash at such time. In addition, Teleflex’s ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to Teleflex’s indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the indenture.

The Credit Agreement limits, and future credit agreements or other agreements relating to Indebtedness to which Teleflex becomes a party may prohibit or limit, Teleflex from repurchasing any notes as a result of a Change of Control Triggering Event. In the event a Change of Control Triggering Event occurs at a time when Teleflex is prohibited from repurchasing the notes, Teleflex could seek the consent of the holders of such Indebtedness to permit the repurchase of the notes or could attempt to refinance such Indebtedness that contains such prohibition. If Teleflex does not obtain such consent or repay such Indebtedness, Teleflex will remain prohibited from repurchasing the notes. In such case, Teleflex’s failure to repurchase tendered notes would constitute an Event of Default under the indenture. In addition, the Credit Agreement provides that certain change of control events with respect to Teleflex constitute a default thereunder. If Teleflex experiences a change of control that triggers a default under the Credit Agreement, Teleflex could seek a waiver of such default or seek to refinance the Credit Agreement. In the event Teleflex does not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under the Credit Agreement being declared due and payable.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Teleflex and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Teleflex to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Teleflex and its Subsidiaries taken as a whole to another Person or group may be uncertain. See “Risk factors—Risks related to our indebtedness and this offering—Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.”

Certain covenants

Liens

Except as described under “—Exceptions to Limitations” below, Teleflex will not and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless (1) in the case of any Lien securing pari passu Indebtedness, the notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (2) in the case of any Lien securing subordinated Indebtedness, the notes are secured by a Lien that is senior in priority to such Lien.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph will provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness, without any further action required of Teleflex, any Subsidiary or the trustee.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this covenant.

For purposes of determining compliance with this covenant, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or may be incurred in compliance with the terms described under “—Exceptions to Limitations” below, the Teleflex shall, in its sole discretion, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant (including by complying with the terms described under “Exceptions to Limitations” below) and the definition of Permitted Liens.

Sale and lease back transactions

Except as described under “—Exceptions to Limitations” below, Teleflex will not, and will not permit any of its Subsidiaries to, engage in the sale or transfer by Teleflex or any Subsidiary of any property to a Person (other than Teleflex or a Subsidiary) and the taking back by Teleflex or such Subsidiary, as the case may be, of a lease of such property (a “Sale and Leaseback Transaction”) unless:

(1)	Teleflex or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the notes;

(2)	the property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair value (as determined by Teleflex in good faith); or

(3)	within 365 days of the effective date of any such Sale and Lease Back Transaction, Teleflex applies the Net Proceeds of the sale of the leased property, less the amount of Net Proceeds used to prepay, redeem or purchase the notes, (i) to the prepayment or retirement of Indebtedness of Teleflex and its Subsidiaries (which may include the notes) and/or (ii) the acquisition, construction or improvement of any property or assets.

Exceptions to limitations

Notwithstanding the foregoing covenant provisions described above under “—Liens” and “—Sale and Lease Back Transactions,” Teleflex and any Subsidiary may (1) create, incur or assume any Lien upon any property or assets, or (2) consummate any Sale and Lease Back Transaction if: (i) the aggregate outstanding principal amount of all secured Indebtedness for borrowed money of Teleflex and its Subsidiaries that is secured by Liens on any of their property or assets, now owned or hereafter acquired, plus (ii) the aggregate Attributable Indebtedness in respect of Sale and Lease Back Transactions that is subject to the restriction on Sale and Lease Back Transactions described above does not exceed an amount that would cause the Consolidated Net Secured Leverage Ratio for the period immediately preceding the creation, incurrence or assumption of such a Lien or consummation of such Sale and Lease Back Transaction, as applicable, to be greater than 3.50 to 1.00, calculated on a pro forma basis after giving effect to the creation, incurrence or assumption of such Lien described above and/or such Attributable Indebtedness in respect of Sale and Lease Back Transactions that is subject to the restriction on Sale and Lease Back Transactions described above. Teleflex and any Subsidiary may guarantee any Lien created, incurred or assumed and any Sale and Lease Back Transaction consummated, in each case, in compliance with the terms described in this paragraph.

In the event any Lien is created, incurred or assumed or any Sale and Lease Back Transaction is consummated, in each case, in reliance upon compliance with the Consolidated Net Secured Leverage Ratio described above, concurrently with creation, incurrence or assumption of any Permitted Lien, then solely for purposes of calculating the Consolidated Net Secured Leverage Ratio at such time (but, for the avoidance of doubt, not in any subsequent calculation of the Consolidated Net Secured Leverage Ratio at a subsequent time), the Consolidated Net Secured Leverage Ratio will be calculated without regard to the creation, incurrence or assumption of any such Permitted Lien.

Merger, consolidation or sale of assets

Teleflex will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Teleflex is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Teleflex and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Teleflex is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Teleflex) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Successor Company”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Successor Company (if other than Teleflex) assumes all the obligations of Teleflex under the notes and the indenture pursuant to a supplemental indenture substantially in the form attached to the indenture or pursuant to other documents or instruments reasonably satisfactory to the trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.

The Successor Company will succeed to, and be substituted for, Teleflex under the indenture and the notes and Teleflex will automatically be released and discharged from its obligations under the indenture and the notes, but in the case of a lease of all or substantially all of the properties and assets of Teleflex and its Subsidiaries taken as a whole, Teleflex will not be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the immediately preceding clause (3) of the first paragraph of this covenant,

(1) Teleflex or any Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to Teleflex or another Subsidiary, and

(2) Teleflex may merge with or into an Affiliate solely for the purpose of reincorporating Teleflex in another jurisdiction.

Additional note guarantees

If Teleflex or any of its Subsidiaries acquires or creates another Domestic Subsidiary that is a Wholly-Owned Subsidiary after the date of the indenture that guarantees or otherwise becomes an obligor with respect to any Indebtedness of Teleflex or any of its Subsidiaries under a Credit Facility, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within 45 business days of the date such Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of Teleflex or any of its Subsidiaries under a Credit Facility; provided that any such Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be, need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be. Each

Note Guarantee of a Domestic Subsidiary that is a Wholly-Owned Subsidiary will provide by its terms that it will be automatically released under the circumstances described above under the caption “—Note Guarantees.” Beginning on the Fall Away Date and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, this covenant will permanently cease to be in effect with respect to the notes.

Teleflex may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 business day period described above.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Teleflex will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Teleflex were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Teleflex’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Teleflex were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Teleflex will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

For purposes of this covenant, reports filed by us with the SEC via the EDGAR system or any successor system will be deemed to be furnished to the holders of the notes as of the time such reports are filed with EDGAR or such successor system.

The Trustee shall have no responsibility whatsoever to monitor whether such filing or posting referred to in the immediately preceding two paragraphs has occurred.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Teleflex’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates).

If, at any time, Teleflex is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Teleflex will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Teleflex will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Teleflex’s filings for any reason, Teleflex will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Teleflex were required to file those reports with the SEC.

If any direct or indirect parent company of Teleflex becomes a Guarantor, the indenture will permit Teleflex to satisfy its obligations in this covenant with respect to financial information relating to Teleflex by furnishing financial information relating to such other parent Guarantor; provided that if and so long as such parent Guarantor shall have Independent Assets or Operations (as defined below), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to Teleflex and its Subsidiaries on a standalone basis, on the other hand. “Independent Assets or Operations” means, with respect to any such parent Guarantor, that such parent Guarantor’s total assets or revenues, determined in accordance with GAAP and as shown on the most recent financial statements of such parent Guarantor, is more than 3.0% of such parent Guarantor’s corresponding consolidated amount.

Events of default and remedies

Each of the following is an “Event of Default” under the indenture:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Teleflex or any of its Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” for 30 days after notice to Teleflex by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	[reserved];

(5)	failure by Teleflex or any of its Subsidiaries for 60 days after notice to Teleflex by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

(6)	default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which may be secured or evidenced any Indebtedness for money borrowed in excess of $100.0 million in the aggregate by Teleflex or any of its Subsidiaries, whether such Indebtedness or Guarantee now exists or is created after the date of the indenture, if that default:

(a)	constitutes a failure to pay the principal or interest of any such Indebtedness or Guarantee when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise (a “Payment Default”); or

(b)	results in such Indebtedness becoming or being declared due and payable;

(7)	failure by Teleflex or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)	prior to the Fall Away Date, except as permitted by the indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or group of Guarantors, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Teleflex or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Teleflex, any Subsidiary of Teleflex that is a Significant Subsidiary or any group of Subsidiaries of Teleflex that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes.

In the event of any Event of Default specified in clause (6) in the first paragraph under the heading “Events of Default and Remedies” above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged;

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to certain restrictions, the holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that could result in personal liability for the trustee.

Teleflex is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default that is continuing, Teleflex is required to deliver to the trustee a statement specifying such Default or Event of Default and how Teleflex plans to resolve such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Teleflex or any Guarantor, as such, will have any liability for any obligations of Teleflex or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

Teleflex may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, or interest on, such notes when such payments are due from the trust referred to below;

(2)	Teleflex’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Teleflex’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Teleflex may, at its option and at any time, elect to have the obligations of Teleflex and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Teleflex must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Teleflex must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Teleflex must deliver to the trustee an opinion of counsel confirming that (a) Teleflex has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law (or official interpretation thereof), in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Teleflex must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Teleflex or any of the Guarantors is a party or by which Teleflex or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(6)	Teleflex must deliver to the trustee an officer’s certificate stating that the deposit was not made by Teleflex with the intent of preferring the holders of notes over the other creditors of Teleflex with the intent of defeating, hindering, delaying or defrauding any creditors of Teleflex or others; and

(7)	Teleflex must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (for the avoidance of doubt, the provisions with respect to the redemption of the notes referred to in this clause (2) do not include the provisions relating to the covenants described above under the caption “—Change of Control”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults;

(7)	amend the contractual right expressly set forth in the indenture or notes of holders to receive payments of principal of, premium on, if any, or interest on, the notes on or after the due dates therefor or to institute suit to enforce such payment;

(8)	waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption “—Change of Control”);

(9)	prior to the Fall Away Date, release any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements for Teleflex would constitute a Significant Subsidiary) from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Teleflex, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Teleflex’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Teleflex’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent will be evidenced by an officer’s certificate provided to the trustee to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to release a Guarantor from its Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture;

(9)	to secure the notes and the related Note Guarantees or add covenants for the benefit of the holders of notes or to surrender any right or power conferred upon Teleflex or any Guarantor;

(10)	to add additional Note Guarantees;

(11)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof; or

(12)	to make any amendment to the provisions of the indenture relating to the transfer or legending of the notes; provided, however, that (i) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Teleflex, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and Teleflex or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest on, the notes to the date of maturity or redemption;

(2)

in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Teleflex or any Guarantor is a party or by which Teleflex or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Teleflex or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Teleflex has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Teleflex must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

Wells Fargo Bank, National Association will act as trustee under the indenture.

If the trustee becomes a creditor of Teleflex or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this offering memorandum may obtain a copy of the indenture without charge by writing to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Jake Elguicze, Treasurer and Vice President, Investor Relations.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2024 Senior Notes” means Teleflex’s 5.25% Senior Notes due 2024 outstanding on the date of the indenture.

“2026 Senior Notes” means Teleflex’s 4.875% Senior Notes due 2026 outstanding on the date of the indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Teleflex or any Subsidiary of Teleflex) in whom a Securitization Subsidiary makes an Investment in connection with a Qualified Securitization Facility will be deemed to be an Affiliate of Teleflex or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of the note at November 15, 2022 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through November 15, 2022, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Attributable Indebtedness” means, with respect to any Sale and Lease Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities exchangeable or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any captive insurance company that is a Subsidiary of Teleflex or any of its Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, pounds sterling, euros or yen (or any other currency held temporarily to manage the exposure to such other currency);

(2)	(a) in the case of any Foreign Subsidiary that is a Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and (c) the currency of any country that is a member of the Organization for Economic Cooperation and Development;

(3)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Teleflex as a replacement agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition; and

(9)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Teleflex and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to Teleflex or one of its Subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Teleflex, measured by voting power rather than number of shares; or

(3)	Teleflex consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Teleflex, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Teleflex is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a)	the Voting Stock of Teleflex outstanding immediately prior to such transaction is converted into or exchanged for the Voting Stock of such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; and

(b)	the holders of the Voting Stock of Teleflex immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Teleflex or such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, in each case to the extent taken into account in computing such Consolidated Net Income:

(1)	provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person and its Subsidiaries for such period; plus

(2)	the Fixed Charges of such Person and its Subsidiaries for such period; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period; plus

(4)	[reserved];

(5)	depreciation, amortization (including amortization of intangibles and other assets but excluding amortization of prepaid cash expenses that were paid in a prior period), and any other non-cash charges, including any expenses or losses related to mark-to-market charges related to pension and post-retirement plans, non-cash costs associated with inventory purchase price adjustments and in process research and development, any write offs, write downs, losses or items and expenses, in each case, to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing Consolidated Net Income, but excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period; plus

(6)	to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted under the indenture; plus

(7)	any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition permitted under the indenture; plus

(8)	deferred financing fees and milestone payments in connection with any Investment or series of related Investments permitted under the indenture; plus

(9)	costs of surety bonds in connection with financing activities; plus

(10)	the amount of factually supportable and identifiable cost savings related to operational efficiencies, expense reductions, strategic initiatives or improvements or other synergies, in each case, projected by Teleflex in good faith to be realized based upon actions taken, committed to be taken or reasonably expected to be taken within 18 months of the date of determination (calculated on a pro forma basis as though such cost savings, improvements and synergies had been realized on the first day of such period) (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a responsible financial or accounting officer of Teleflex; plus

(11)	any loss from discontinued operations and any loss on disposal of discontinued operations; minus

(12)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period; minus

(13)	non-cash gains, including any gains related to mark-to-market gains related to pension and post-retirement plans, other than the accrual of revenue in the ordinary course of business and excluding any non-cash gains which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; minus

(14)	any unusual or non-recurring gains for such period; minus

(15)	any income from discontinued operations and any gain on disposal of discontinued operations,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)

any after-tax effect of extraordinary, non-recurring or unusual losses, charges or premiums including, but not limited to, any expenses or charges related to any Equity Offering, incurrence of Indebtedness permitted to be incurred under the indenture, acquisition, restructuring, integration (including, without limitation, the sale, closure or consolidation of facilities and start-up costs related to new facilities), transition, executive recruiting, severance (including, but not limited to, any severance payments related to management employment contracts), relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, recapitalization or the amendment, modification or refinancing of Indebtedness (including a refinancing thereof) (whether or not successful) (for the avoidance of doubt, the losses, charges and premiums identified in this clause include, without limitation, those related to the refinancing transactions undertaken by Teleflex in January 2017, the Transaction Costs, any future losses, charges or premiums associated with the prepayment and the related prepayment make-whole amounts of any other refinancings undertaken in the future and any amounts paid or charges incurred in connection with the termination of interest rate swaps entered into in the future in connection with the Credit Facilities), will be excluded;

(2)	all extraordinary losses and expenses and all gains and losses realized in connection with any asset sale (without regard to the dollar limitation in the definition thereof) or other disposition, disposition of securities or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(3)	the net income and loss of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash or Cash Equivalents) to the specified Person or a Subsidiary of the Person;

(4)	[reserved];

(5)	the cumulative effect of a change in accounting principles will be excluded;

(6)	non-cash gains and losses attributable to movement in the mark-to-market valuation of (a) Hedging Obligations pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (b) Permitted Convertible Indebtedness (as such term is defined in the indenture governing the 2026 Senior Notes), (c) any Permitted Convertible Indebtedness Call Transaction (as such term is defined in the indenture governing the 2026 Senior Notes) and (d) foreign currencies or derivative instruments pursuant to GAAP, will be excluded;

(7)	any net unrealized gains or losses (after any offset) with respect to Hedging Obligations will be excluded;

(8)	(i) any non-cash compensation charges and expenses recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(9)	any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)	any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) will be excluded;

(11)	accruals and reserves that are established within twelve months after the date of the indenture that are so required to be established as a result of the Transactions in accordance with GAAP will be excluded; and

(12)	to the extent covered by insurance or indemnification and actually reimbursed, or, so long as Teleflex has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) the Indebtedness of Teleflex that is outstanding and that is secured by a Lien on the assets of Teleflex or any of its

Subsidiaries as of such date minus Cash Equivalents included on the consolidated balance sheet of Teleflex as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of determination and still held by Teleflex as of such date to (2) the Consolidated EBITDA of Teleflex for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in this definition.

In addition, for purposes of calculating the Consolidated Net Secured Leverage Ratio:

(1)	Investments, acquisitions, dispositions and mergers or consolidations that have been made by the specified Person or any of its Subsidiaries, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Net Secured Leverage Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Teleflex) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition and merger or consolidation, the pro forma calculations shall include factually supportable and identifiable pro forma cost savings related to operational efficiencies, expense reductions, strategic initiatives or improvements or other synergies, in each case, projected by Teleflex in good faith to be realized based upon actions taken, committed to be taken or reasonably expected to be taken within 18 months of the Calculation Date (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a responsible financial or accounting officer of Teleflex. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Teleflex to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under revolving credit facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; or, if lower, the maximum commitments under such revolving credit facilities as of the applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Teleflex may designate.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 20, 2017, by and among Teleflex, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A. and PNC Bank, National Association, as Co-Syndication Agents, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted, to the extent applicable, under “Certain Covenants—Liens”) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary of Teleflex that is, at the time of determination, organized under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either:

(1)	of Equity Interests of Teleflex by Teleflex (other than to a Subsidiary of Teleflex), or

(2)	of Equity Interests of a direct or indirect parent entity of Teleflex (other than to Teleflex or a Subsidiary of Teleflex) to the extent that the net proceeds therefrom are contributed to the common equity capital of Teleflex.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Teleflex (unless otherwise provided in the indenture).

“FASB” means Financial Accounting Standards Board.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

(a) the consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, (a) amortization of debt issuance costs and original issue discount, (b) non-cash interest payments, (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and excluding, (v) penalties and interest relating to taxes, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness, (y) any expensing of bridge, commitment and other financing fees in connection with any acquisitions after the date of the indenture and (z) commissions, discounts, yield and other fees and charges (including interest) incurred in connection with any Qualified Securitization Facility or any other transaction pursuant to which Teleflex or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable, Securitization Assets or related assets of the type specified in the definition of “Qualified Securitization Facility,” and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any one-time cash costs associated with breakage); plus

(b)	the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Teleflex or to Teleflex or a Subsidiary of Teleflex; minus

(2)	(a) interest income of such Person and its Subsidiaries for such period; and

(b)	any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)).

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture; provided that lease liabilities and associated expenses recorded by Teleflex pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as capital lease obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations and included in consolidated interest expense and Fixed Charges under the Indenture).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the

“primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4)	as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Guarantors” means any Subsidiary of Teleflex that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that is a Wholly-Owned Subsidiary whose total assets do not exceed 2.5% of the consolidated assets of Teleflex and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available; provided that (1) a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of Teleflex and (2) the aggregate amount of total assets of all Immaterial Subsidiaries shall not at any time exceed 5.0% of the consolidated assets of Teleflex and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued interest (other than accrued interest or interest paid in kind that has accreted to the principal amount), accrued expenses and trade payables), whether or not contingent, in respect of borrowed money and evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof).

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of Teleflex, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Teleflex as a replacement agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Securitization Facility, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Proceeds” from a Sale and Lease Back Transaction means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, all purchase price adjustments, earn-outs and contingency payment obligations to which a seller may become entitled after the closing of such Sale and Lease Back Transaction and all holdbacks, in each case, only as and when received in cash, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (without duplication): (1) all legal, accounting, title and transfer or recording tax expenses, broker’s fees or commissions and other fees and expenses (including, without duplication, any repatriation costs associated with receipt by the applicable taxpayer of such proceeds) incurred, and all federal, state, provincial, foreign and local taxes (whether on account of income, gains or otherwise) required to be accrued as a liability under GAAP, as a consequence of such Sale and Lease Back Transaction; (2) all payments made on any Indebtedness which is secured by any assets subject to such Sale and Lease Back Transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Sale and Lease Back Transaction, or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; (3) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Sale and Lease Back

Transaction and retained by Teleflex or any Subsidiary after such Sale and Lease Back Transaction; (4) any portion of the purchase price from a Sale and Lease Back Transaction placed in escrow in connection with that Sale and Lease Back Transaction; provided, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to Teleflex or any Subsidiary; and (5) the amount of any purchase price adjustment, contingent or deferred payment obligation that Teleflex and/or any Subsidiary is obligated to pay to another Person in connection with a Sale and Lease Back Transaction.

“Note Guarantee” means the Guarantee by each Guarantor of Teleflex’s obligations under the indenture and the notes, in accordance with the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Liens” means:

(1)	Liens on assets of Teleflex or any of its Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred pursuant to this clause (1) not to exceed $1.75 billion;

(2)	Liens in favor of Teleflex or the Guarantors;

(3)	Liens on property, shares of stock or other assets of a Person existing at the time such Person becomes a Subsidiary of Teleflex or is merged with or into or consolidated with Teleflex or any Subsidiary of Teleflex; provided that such Liens were not created or incurred in contemplation of such Person becoming a Subsidiary of Teleflex or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of Teleflex or is merged with or into or consolidated with Teleflex or any Subsidiary of Teleflex;

(4)	Liens on property (including Capital Stock) or other assets existing at the time of acquisition of such property or assets by Teleflex or any Subsidiary of Teleflex; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and any Liens in favor of, or required by contracts with, governmental entities;

(6)	Liens to secure Indebtedness represented by mortgage financings or purchase money obligations

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet overdue for a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12)	[reserved];

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	(a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Teleflex or any of its Subsidiaries and do not secure any Indebtedness and (b) grants of grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Facility;

(21)	Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(24)	[reserved];

(25)	Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of Teleflex or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Teleflex and its Subsidiaries or (b) relating to purchase orders and other agreements entered into with customers of Teleflex or any of its Subsidiaries in the ordinary course of business;

(26)	[reserved];

(27)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto); and

(28)	Liens incurred in the ordinary course of business of Teleflex or any Subsidiary of Teleflex with respect to obligations that do not exceed, as of any date of incurrence, the greater of (a) $350.0 million or (b) 5.0% of Total Assets.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, Teleflex shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the Board of Directors of Teleflex shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Teleflex and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at Fair Market Value (as determined in good faith by Teleflex) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Teleflex) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Teleflex, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by Teleflex to affect a Change of Control and (ii) ends 30 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“Ratings Event” means (i) a downgrade by one or more gradations (including gradations within ratings categories, as well as between rating categories) or withdrawal of the rating of the notes within the Ratings Decline Period by each of the Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (ii) the notes do not have an Investment Grade rating from any Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, and any successor to its rating agency business.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment under a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Teleflex or any of its Subsidiaries (other than a Securitization Subsidiary) pursuant to which Teleflex or any of its Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of engaging in, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of Teleflex and the Subsidiaries, as shown on the most recent balance sheet of Teleflex for the then most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of determination, with such adjustments to Total Assets as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Secured Leverage Ratio.”

“Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions.

“Transactions” means the issuance of the notes offered hereby, the use of the net proceeds therefrom as described under the caption “Use of Proceeds” and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2022; provided, however, that if the period from the redemption date to November 15, 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Certain United States federal

income and estate tax consequences to non-United States holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof.

This discussion is limited to non-United States holders (as defined below) purchasing the notes for cash at original issue and at their original “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a partnership or other pass-through entity for United States federal income tax purposes;
•	a “controlled foreign corporation;”
•	a “passive foreign investment company;” or
•	a United States expatriate.

A “non-United States holder” means a beneficial owner of the notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;
•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of such partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States federal withholding tax

Subject to the discussion of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;
•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;
•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and
•

either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States federal income tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

United States federal estate tax

If you are an individual and are not a United States citizen or a resident of the United States (as specifically defined for United States federal estate tax purposes), your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you of interest on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

Interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification described above in the fifth bullet point under “—United States federal withholding tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional withholding requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States federal withholding tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

Certain ERISA considerations

The following is a summary of certain considerations associated with the acquisition and holding of the notes offered hereby by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 2510.3-101 of Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA), account or arrangement pursuant to ERISA or otherwise (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes with any portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each ERISA Plan should consider the fact that none of us, the underwriters, or our or their respective affiliates (collectively, the “Transaction Parties”) are acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold the notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis. The Transaction Parties have a financial interest in an ERISA Plan’s purchase and holding of the notes, which interests may conflict with the interest of such ERISA Plan, as more fully described in this prospectus supplement.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of Section 3(14) of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which we, a subsidiary guarantor or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of

ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holdings the notes in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.

Because of the foregoing, the notes should not be acquired or held by any person investing the assets of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the notes each purchaser and subsequent transferee of the notes (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the notes constitutes the assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Additionally, if any purchaser or subsequent transferee of the notes is using assets of any ERISA Plan to acquire or hold the notes, such purchaser and subsequent transferee will be deemed to represent that (i) none of the Transaction Parties has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the notes and none of the Transaction Parties shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to the notes and (ii) the decision to invest in the notes has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of the Transaction Parties; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee’s investment in the notes and is responsible for exercising independent judgment in evaluating the investment in the notes; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds the notes hold or have under management or control total assets of at least $50 million; (e) it is not paying the Transaction Parties any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the ERISA Plan’s purchase or holding of the notes; (f) is not an IRA owner (in the case of an IRA); and (g) is aware of and acknowledges that (I) none of the Transaction Parties are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the notes, and (II) the Transaction Parties have a financial interest in the purchaser’s or transferee’s investment in the notes on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

Underwriting (conflicts of interest)

J.P. Morgan Securities LLC is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our guarantors and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
PNC Capital Markets LLC
Citizens Capital Markets, Inc.
DNB Markets, Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC
Capital One Securities, Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
U.S. Bancorp Investments, Inc.
Guggenheim Securities, LLC

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and our guarantors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The expenses of the offering, not including the underwriting discount, are estimated at $2.5 million and are payable by us.

Commissions and discounts

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price, concession or any other selling term. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by us
Per note	%

We have also agreed to reimburse the underwriters for certain of their FINRA-related expenses in an amount not to exceed $10,000.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No sales of similar securities

We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

Affiliates of substantially all of the underwriters in this offering serve as agents and/or lenders under our Credit Agreement and will receive a portion of the net proceeds of this offering in connection with the repayment of a portion of the outstanding indebtedness under our revolving credit facility. See “Use of proceeds.” In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of interest

Because affiliates of each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Citizens Capital Markets, Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. are each lenders under our revolving credit facility and will each receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our revolving credit facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Citizens Capital Markets, Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. are each deemed to have a conflict of interest within the meaning of Rule 5121 of FINRA. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Guggenheim Securities, LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Guggenheim Securities, LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Guggenheim Securities, LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Pursuant to Rule 5121, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Citizens Capital Markets, Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of proceeds” for additional information.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. The underwriters have agreed that they have not, directly or indirectly, offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Ireland

No action may be taken with respect to the notes in Ireland otherwise than in conformity with the provisions of (a) the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) (as amended), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998, (b) the Companies Act 2014 (as amended) (the “2014 Act”), the Central Bank Acts 1942 to 2015 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 and (c) the Prospectus (Directive 2003/71/EC) Regulations 2005 (as amended) and any rules issued under Section 1363 of the 2014 Act by the Central Bank of Ireland.

Legal matters

Certain legal matters in connection with the offering and sale of the notes and guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain matters relating to the offering and sale of the guarantees will also be passed upon by (i) James J. Leyden, Vice President, General Counsel and Secretary of Teleflex Incorporated, (ii) Ballard Spahr LLP, Philadelphia, Pennsylvania, (iii) Dorsey & Whitney LLP, Minneapolis, Minnesota and (iv) A&L Goodbody, Dublin, Ireland. The underwriters have been represented by Latham & Watkins LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Teleflex Incorporated for the year ended December 31, 2016 and the audited historical financial statements of NeoTract, Inc. included on page 2 of Teleflex Incorporated’s Current Report on Form 8-K dated November 16, 2017 have been so incorporated in reliance on the reports (of which NeoTract, Inc. contains an explanatory paragraph relating to NeoTract’s liquidity position as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Vascular Solutions, Inc. Annual Report for the year ended December 31, 2016 have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Teleflex Incorporated

Debt Securities

Guarantees of Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, any of the following securities:

•	debt securities, in one or more series, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries;

•	shares of our common stock;

•	shares of our preference stock;

•	depositary shares;

•	warrants to purchase our debt and common and preferred equity securities;

•	purchase contracts;

•	units; or

•	any combination of these securities.

In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering.

Our common stock is listed on the New York Stock Exchange under the symbol “TFX.” Each prospectus supplement will indicate if the securities offered thereby will be listed on a securities exchange.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities, including the names of any selling stockholders, if applicable, in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in these securities involves risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K (as it may be updated in our most recent quarterly report on Form 10-Q) filed with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, to the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the names of any selling stockholders, if applicable, and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus. We also include in the prospectus supplement or any free writing prospectus where applicable, information about material United States federal income tax considerations relating to the securities. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement and any free writing prospectus, you should rely on the information in the prospectus supplement and any free writing prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable prospectus supplement or any related free writing prospectus prepared by us or on our behalf and filed with the SEC. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any accompanying prospectus supplement or any free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Teleflex” refer to Teleflex Incorporated, a Delaware corporation, and its consolidated subsidiaries and their respective predecessors and (ii) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act on Form S-3 with respect to the securities covered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as a part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities covered by this prospectus, reference is made to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room as described above. Our SEC filings will also be available to you on the SEC’s website at www.sec.gov. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make our filings available on the investors section of our website (www.teleflex.com) as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Our website and the information contained on or accessible through our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether or not to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 (including the portions of our Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on March 31, 2017 that are incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2017, July 2, 2017 and October 1, 2017;

•	our Current Reports on Form 8-K filed on January 5, 2017, January 20, 2017, February 21, 2017, February 23, 2017 (Item 5.02 only), May 11, 2017, September 5, 2017 (Item 1.01 only), October 2, 2017 and November 16, 2017;

•	our Current Reports on Form 8-K/A filed on May 4, 2017 and November 16, 2017; and

•	the description of our common stock on Form 8-A/A filed on March 16, 1994, as it may be amended or supplemented from time to time.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offerings to which this prospectus relates. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings unless otherwise stated.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Teleflex Incorporated

Attn: Jake Elguicze, Treasurer and Vice President, Investor Relations

550 E. Swedesford Road

Suite 400

Wayne, PA 19087

(610) 225-6800

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements made in this prospectus, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including:

•	changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

•	demand for and market acceptance of new and existing products;

•	our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations;

•	our ability to effectively execute our restructuring programs;

•	our ability to realize savings resulting from restructuring plans and programs;

•	the impact of healthcare reform legislation and proposals to amend the legislation;

•	changes in Medicare, Medicaid and third-party coverage and reimbursements;

•	competitive market conditions and resulting effects on revenues and pricing;

•	increases in raw material costs that cannot be recovered in product pricing;

•	global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom’s vote to leave the European Union;

•	difficulties entering new markets; and

•	general economic conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operation and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and we undertake no obligation to update or revise any forward-looking statement, except as otherwise specifically stated by us or as required by law or regulation.

OUR COMPANY

We are a global provider of medical technology products that enhance clinical benefits, improve patient and provider safety and reduce total procedural costs. We primarily design, develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We market and sell our products worldwide through a combination of our direct sales force and distributors. Because our products are used in numerous markets and for a variety of procedures, we are not dependent upon any one end-market or procedure. As of October 2, 2017, we manufacture our products at 36 manufacturing sites, with major manufacturing operations located in the Czech Republic, Germany, Malaysia, Mexico and the United States.

We are focused on achieving consistent, sustainable and profitable growth and improving our financial performance by increasing our market share and improving our operating efficiencies through:

•	development of new products and product line extensions;

•	investment in new technologies and broadening their applications;

•	expansion of the use of our products in existing markets and introduction of our products into new geographic markets;

•	achievement of economies of scale as we continue to expand by leveraging our direct sales force and distribution network for new products, as well as increasing efficiencies in our sales and marketing and research and development structures and our manufacturing and distribution facilities; and

•	expansion of our product portfolio through select acquisitions, licensing arrangements and business partnerships that enhance, extend or expedite our development initiatives or our ability to increase our market share. In year-to-date 2017, we completed several acquisitions of businesses that complement and expand our product portfolio, as well as expand our business into new markets.

Our research and development capabilities, commitment to engineering excellence and focus on low-cost manufacturing enable us to bring cost effective, innovative products to market that improve the safety, efficacy and quality of healthcare. Our research and development initiatives focus on developing these products for both existing and new therapeutic applications, as well as enhancements to, and line extensions of, existing products. We introduced 25 new products and line extensions during 2016, and 20 during year-to-date 2017. Our portfolio of existing products and products under development consists primarily of Class I and Class II devices, most of which require 510(k) clearance by the United States Food and Drug Administration for sale in the United States, and some of which are exempt from the requirement to obtain 501(k) clearance. We believe that 510(k) clearance (or 501(k)-exempt status) reduces our research and development costs and risks, and typically results in a shorter timetable for new product introductions as compared to the premarket approval, process that would be required for Class III devices.

Our common stock is publicly traded on the New York Stock Exchange under the symbol “TFX.”

Teleflex Incorporated is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 550 East Swedesford Road, Suite 400, Wayne, PA 19087, and our telephone number at this location is (610) 225-6800. Our website is www.teleflex.com. Information on our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks. Before deciding whether to purchase any of our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity, results of operations or prospects could be materially adversely affected by any of these risks and could result in a partial or complete loss of your investment.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. During the periods indicated, we had no outstanding shares of preference stock, and accordingly, our historical ratio of earnings to fixed charges is the same as our ratio of earnings to fixed charges and preference dividends in all periods.

Earnings available for fixed charges consist of pre-tax earnings from continuing operations before income or loss from equity investees, fixed charges, distributed earnings of equity investees and amortization of capitalized interest, reduced by non-controlling interest income or loss. Fixed charges consist of interest expense, amortization of debt discount and expenses and the portion of rental expense estimated to be the equivalent of interest.

	Year Ended December 31,						Nine Months Ended
	2016	2015	2014	2013	2012		October 1, 2017
Ratio of earnings to fixed charges	4.7	4.3	3.9	3.6	—	(1)	4.2

(1)	Due to our loss from continuing operations before taxes for the year ended December 31, 2012, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $166.7 million to achieve a coverage of 1:1.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use. In the case of a sale of our common stock or preference stock by any selling stockholders, we will not receive any of the proceeds from such a sale.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture between us and Wells Fargo Bank, National Association, as trustee under which the debt securities will be issued. We have filed the indenture governing debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt or our subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Certain U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt or any combination thereof, and the terms of any subordination;

•	the terms and conditions, if any, upon which the series of debt securities will be convertible into or exchangeable for other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	the maturity date(s);

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	provisions related to redemption or early repayment of the debt securities of our option;

•	our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the authorized denominations;

•	the form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	any depositaries, interest rate calculation agents, bid solicitation agents, conversion or exchange agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	any changes in the trustee for such debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any changes in or additions to the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement will discuss certain U.S. federal income tax considerations for holders of any debt securities, if any, and the securities exchange or quotation system on which any debt securities are to be listed or quoted, if any.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange rate and conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange rate; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing entity or (2) the successor person to which our assets are transferred is a corporation, trust, limited liability company, partnership or other entity organized under the laws of any domestic or foreign jurisdiction and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such transaction unless immediately after completing the transaction, no Event of Default (as defined below) under the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or sale, lease or transfer or other disposition of all or substantially all of our assets.

The applicable prospectus supplement will describe any modifications of this covenant.

Events of Default

The term “Event of Default,” when used in the indenture with respect to any series of debt securities, unless otherwise indicated in the applicable prospectus supplement, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, upon any repurchase, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due in respect of that series;

•	failure to perform other covenants (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after receipt of notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events in our bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of not less than a majority in principal amount of the outstanding debt securities of that series have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for expenses and liabilities that may be incurred by bringing the action satisfactory to the trustee;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture. In addition, we will be required to notify the trustee in writing upon the occurrence of any such default.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the subheading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest, if any, on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest, if any, on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, which will be described in the applicable prospectus supplement, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including, among others, the obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, which will be described in the applicable prospectus supplement, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger or Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•	evidence the assumption by a successor person of our obligations;

•	add any additional Events of Default;

•	provide for addition of collateral or guarantees for the benefit of debt securities of any series or add an additional guarantor or obligor under the indenture;

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities or that does not adversely affect the holders’ rights thereunder in any material respect or to surrender any right or power conferred upon us under the indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	provide for the issuance of and establish the form and terms and conditions of securities of any series as permitted;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•	conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in the applicable prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents (as provided for in an Officer’s Certificate to the trustee).

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium, if any, on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium, if any, or interest, if any, on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the amendment provision, the right of holders of debt securities to receive payment of the principal of, premium, if any, and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment, and to waivers of past defaults; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest, if any, on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee, as such, of ours or any successor corporation shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning our Relationship with the Trustee

From time to time, we and our subsidiaries may maintain ordinary banking and credit relationships with Wells Fargo Bank, National Association and its affiliates.

DESCRIPTION OF GUARANTEES OF CERTAIN DEBT SECURITIES

Debt securities may be fully and unconditionally guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Except as otherwise provided in the applicable prospectus supplement, to the extent any series of debt securities is guaranteed, all additional registrants named in the registration statement, to which this prospectus is a part, will guarantee such debt securities. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary. You should keep in mind, however, that it is our Restated Certificate of Incorporation, including any certificates of designations that are a part of our Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Delaware General Corporation Law (“DGCL”), and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation, including any certificates of designations, and our Amended and Restated Bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Our authorized capital stock consists of 200.5 million shares, of which 200 million shares are designated as common stock, with a par value of $1 per share, and 500,000 shares are designated as preference stock, with a par value of $1 per share.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote per share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders’ meeting for consideration of any matter is a majority of the issued and outstanding shares of our common stock, represented in person or by proxy. Generally, all matters submitted to a meeting of stockholders will be decided by the vote of the holders of record of a majority of the issued and outstanding shares of our common stock present at such meeting, represented in person or by proxy.

Dividend Rights. Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preference stock and any other provisions of our Restated Certificate of Incorporation.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding up, the holders of our common stock are entitled, after payment of all of our obligations, and subject to the rights of holders of shares of any outstanding preference stock, to receive pro rata any assets distributable to stockholders in respect of shares held by them.

Miscellaneous. All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “TFX.” On November 14, 2017 the last reported sale price of our common stock on the New York Stock Exchange was $256.55 per share.

Common Stock Available for Issuance Under Stock Plans. Our 2014 Stock Incentive Plan (the “2014 plan”) provides for the granting of various types of equity-based awards to directors, officers and key employees. These awards include stock options, stock appreciation rights, stock awards and other stock-based awards. Under the 2014 plan, we are authorized to issue up to 5,300,000 shares of common stock, but each share underlying any type of award other than a stock option or a stock appreciation right will be counted as 1.8 shares. The maximum number of shares underlying incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) that may be granted under the 2014 plan is 3,975,000.

Certain Effect of Authorized but Unissued Capital Stock. As of October 30, 2017, we had approximately 154,950,733 shares of common stock authorized but not issued and outstanding and therefore available for future issuance.

We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

The existence of unissued and unreserved shares of common stock may enable our board of directors to issue shares to persons friendly to current management. In addition, if we issue preference stock, such an issuance could render more difficult or discourage a third party’s attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management, and could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Transfer Agent. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preference Stock

Our board of directors has the authority, without further action by shareholders, to issue up to 500,000 shares of preference stock in one or more series. The holders of our preference stock do not have the right to vote, except as our board of directors establishes, or as provided in our Restated Certificate of Incorporation or as determined by state law.

The board of directors has the authority to determine the terms of each series of preference stock, within the limits of our Restated Certificate of Incorporation, our Amended and Restated Bylaws and the laws of the state of Delaware. These terms include the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion or exchange rights and voting rights, if any.

Effects on Our Common Stock if We Issue Preference Stock

If we issue preference stock, it may negatively affect the holders of our common stock. These possible negative effects include the following:

•	diluting the voting power of shares of our common stock;

•	subordinating the liquidation rights of our common stock;

•	affecting the market price of our common stock;

•	delaying or preventing a change in control of Teleflex;

•	making removal of our present management more difficult; or

•	restricting dividends and other distributions on our common stock.

Specific Provisions of Our Charter and Bylaws and Delaware Law

Restated Certificate of Incorporation; Amended and Restated Bylaws

Constitution of Board of Directors. Our Amended and Restated Bylaws provide that the board of directors must consist of not less than 6 and not more than 15 directors.

Removal of Directors; Vacancies; Newly Created Directorships. Our Restated Certificate of Incorporation provide that no director can be removed except for cause and (i) upon the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote generally in the election of directors or (ii) upon the majority vote of the entire board of directors. Any vacancies on our board of directors or newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by our stockholders.

Calling of Special Meetings of Stockholders. Our Amended and Restated Bylaws provide that special meetings of stockholders can be called at any time by the board of directors. In addition, stockholders are not entitled to call a special meeting of the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nomination. Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to propose other business to be considered by the stockholders at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary or assistant corporate secretary at our principal executive offices. Generally, to be timely, a stockholder’s notice regarding the nomination of candidates for election of directors or the proposal of other business to be considered by the stockholders at an annual meeting of stockholders must be delivered to the corporate secretary not less than ninety days nor more than one hundred and twenty days prior to the first anniversary date of the preceding year’s annual meeting. If the date of the annual meeting is convened more than thirty days before or more than sixty days after such anniversary date, the stockholder’s notice will be timely if it is delivered not earlier than the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

Generally, to be timely, a stockholder’s notice regarding the nomination of candidates for election of directors at a special meeting of stockholders must be delivered to the corporate secretary not earlier than the one hundred and twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Amendment. Pursuant to the Delaware General Corporation Law, our Restated Certificate of Incorporation may generally be amended by the adoption of a resolution by our board of directors setting forth the proposed amendment, declaring its advisability and submitting the proposed amendment for approval by the affirmative vote of the holders of a majority of the voting power of the outstanding stock.

Our Amended and Restated Bylaws may generally be amended by the holders of a majority of the voting power of the outstanding stock. The provisions of our Amended and Restated Bylaws may also be amended by the board of directors by an affirmative vote of a majority of the board of directors.

In addition, our Restated Certificate of Incorporation provides that certain specified provisions of our Amended and Restated Bylaws cannot be altered, amended, supplemented or repealed except by the affirmative vote of at least 80% of the outstanding stock.

Limitation of Liability; Indemnification. The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for breaches of directors’ fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends or stock repurchases and redemptions, or (iv) for transactions from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided under the Delaware General Corporation Law. The effect of these provisions is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of fiduciary duty of care as a director except in certain limited situations. These provisions do not limit or eliminate rights of us or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duty of care.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful.

Anti-Takeover Provisions. Our Restated Certificate of Incorporation requires the approval of the holders of 80% of the outstanding shares of all classes of capital stock entitled to vote generally in the election of directors voting together as a single class for certain transactions between the Company and a “Related Person” involving securities or other property having a fair market value greater than $500,000. A “Related Person” is any person (other than the Company or any subsidiary) who is the beneficial owner of 10% or more of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors, considered for such purpose as a single class.

The transactions requiring such supermajority shareholder approval include (i) any merger or consolidation of the Company with or into any other person or any merger of any other person into the Company, (ii) any sale, lease, exchange or other disposition by the Company of all or any substantial part of its assets to or with any other person, or (iii) the issuance or transfer by the Company or any subsidiary of the Company of any securities of the Company having voting power to any other person in exchange for securities, cash or other property or a combination thereof.

The 80% shareholder voting requirement does not apply to any such transactions, if, prior to the time that the Related Person became a Related Person, the Company’s board of directors shall by resolution have approved a memorandum of understanding with such Related Person setting forth, at least generally, the substance of the terms on which such transaction shall thereafter be consummated.

The primary purpose of the above described provisions of our Restated Certificate of Incorporation is to discourage other persons from attempting to acquire control of the Company through the acquisition of a substantial number of shares of capital stock followed by a forced merger, sale of assets or similar transaction without negotiating with management. The provisions also may serve to reduce the danger of possible conflicts of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have not done;

•	prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at the time of or after the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The term “business combination” is defined generally to include, among other things, mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries, transactions which increase an interested stockholder’s percentage ownership of stock and the receipt by an interested stockholder of a disproportionate financial benefit provided by or through the corporation or its majority-owned subsidiaries.

The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person.

Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock or preference stock. If we do so, we will issue fractional interests in our debt securities, common stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock and preference stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock or preference stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preference stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preference stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preference stock. Whenever we redeem debt securities or shares of common stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock or Preference Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preference stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preference stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preference stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

We may issue warrants to purchase debt or common or preferred equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or common or preferred equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or common or preferred equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock or preference stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The prospectus supplement will describe the terms of any purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, guarantees of debt securities, common stock, preference stock, depository shares, warrants, purchase contracts and units described in this prospectus from time to time in one or more transactions:

•	to one or more purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through brokers or dealers; or

•	through a combination of any of the foregoing methods of sale.

In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering.

We and/or one or more selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To the extent required, the applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at-the-market offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

To the extent required, we will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we and/or one or more selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

We will identify the specific plan of distribution, including any selling stockholders, underwriters, brokers, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement. In case of any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

VALIDITY OF THE SECURITIES

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities will be passed upon for us by our counsel, Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Teleflex Incorporated for the year ended December 31, 2016 and the audited historical financial statements of NeoTract, Inc. included on page 2 of Teleflex Incorporated’s Current Report on Form 8-K dated November 16, 2017 have been so incorporated in reliance on the reports (of which NeoTract, Inc. contains an explanatory paragraph relating to NeoTract’s liquidity position as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Vascular Solutions, Inc. Annual Report for the year ended December 31, 2016 have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.